Exhibit 99.1

MATEL HOLDINGS N.V.

CONSOLIDATED

FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2006

(PRESENTED IN EUROS)

Matel Holdings N.V.

CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report

To the Board of Directors and Shareholders of Matel Holdings N.V.

We have audited the accompanying consolidated balance sheets of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, consolidated cash flow statements, and consolidated statements of changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2006 prepared in accordance with International Financial Reporting Standards. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Matel Holdings N.V. and its subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with International Financial Reporting Standards.

International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

KPMG Hungária Kft.

June 7, 2007

Matel Holdings NV

Consolidated Balance Sheets

as at 31 December 2006 and 2005

		At 31 December	At 31 December
		2006	2005
	Notes	(in thousands of EUR)
Non-Current Assets

Intangible Assets	11	31 964	10 734
Property, Plant and Equipment	12	273 391	284 349
Other Non-Current Financial Assets		106	63
Deferred Tax Assets	24	5 565	6 806

		311 026	301 952

Current Assets
Cash and Cash Equivalents	13	13 627	29 222
Trade and Other Receivables	14	20 995	18 271
Derivative Financial Instruments	17	1 455	381
Inventories		367	206
Prepayments and Accrued Income		789	1 087

		37 233	49 167

Total Assets		348 259	351 119

Equity and Liabilities

Equity attributable to equity holders of the parent
Share Capital	15	63	63
Capital Reserve	15	673	—
Hedging Reserve	15	376	(21)
Cumulative Translation Reserve	15	(993)	(1 075)
Retained Earnings	15	49 648	44 317

		49 767	43 284

Minority Interest		16	14

Total Equity		49 783	43 298

Non-Current Liabilities
Interest Bearing Borrowings	16	232 762	252 997
Other Non-Current Liabilities	18	32	—
Deferred Tax Liabilities	24	60	—

		232 854	252 997

Current Liabilities
Current Portion of Interest-Bearing Borrowings	16	23 830	16 518
Trade and Other Payables		21 672	17 560
Derivative Financial Instruments	17	2 327	5 057
Provisions	19	884	22
Accrued Expenses and Deferred Income	20	16 909	15 667

		65 622	54 824

Total Liabilities		298 476	307 821

Total Equity and Liabilities		348 259	351 119

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Income Statements

for the years ended 31 December 2006 and 2005

		For the year ended 31 December
		2006	2005
	Notes	(in thousands of EUR)
Revenues	4	185 606	181 343
Cost of Sales	5	(57 103)	(48 910)

Gross Margin		128 503	132 433
Operating Expenses	6	(54 669)	(51 473)
Depreciation and Amortization	8	(37 955)	(49 021)
Cost of Restructuring	9	(1 813)	(2 046)

Profit / (Loss) from Operations		34 066	29 893
Financial Income	10	4 878	7 814
Financial Expenses	10	(31 943)	(38 647)

Net Profit / (Loss) Before Tax		7 001	(940)
Income Tax (Expense) / Benefit	24	(1 668)	(1 481)

Net Profit / (Loss) for the Period		5 333	(2 421)
Attributable to:
Equity Holders of the Parent		5 331	(2 421)
Minority Interest		2	—

		5 333	(2 421)

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Cash Flow Statements

for the years ended 31 December 2006 and 2005

		For the year ended 31 December
		2006	2005
	Notes	(in thousands of EUR)
Cash Flows from Operating Activities
Net Profit / (Loss) Before Tax		7 001	(940)

Adjustments for Non-Cash Items:
Interest Expense / (Income)		26 920	28 522
Depreciation and Amortization	8,11,12	37 955	49 021
Fair Value of Derivative		(3 333)	(5 984)
Allowance for bad and doubtful debts	6	855	1 070
Provisions	19	839	(541)
Change in Investments in Associates		—	—
Unrealized Foreign Exchange (Gain) / Loss		3 092	5 189
Other Non-Cash Items		662	(645)

Working Capital Changes:
Change in Trade and Other Receivables	14	(814)	1 124
Change in Inventories		79	(28)
Change in Prepayments and Accrued Income		817	1 149
Change in Trade and Other Payables and Accrued Expenses and Deferred Income		(2 636)	905

Result of Sale of Property, Plant and Equipment	12	478	(77)
Income Taxes		(176)	—
Interest Paid		(25 647)	(29 404)

Net Cash Flow Provided by / (Used in) Operating Activities		46 092	49 361

Cash Flows from Investing Activities
Purchase of subsidiaries, net of cash acquired	3	(23 866)	—
(Purchase) / Disposal of Trading Investments, Net		—	2 857
Purchase of Intangible Assets	11	(6 978)	(7 833)
Purchase of Property, Plant and Equipment	12	(16 672)	(15 862)
Proceeds from Sale of Property, Plant and Equipment	12	44	379
Interest Received		987	1 610

Net Cash Flow Provided by / (Used in) Investing Activities		(46 485)	(18 849)

Cash Flows from Financing Activities
Proceeds from Issue of High Yield Bonds, Net of Discount and Bond Issue Costs		—	—
Proceeds from Interest Bearing Borrowings	16	4 000	—
Share Premium Repayment		—	(7 365)
Dividend payment		—	(135)
Repayments of Interest Bearing Borrowings	16	(18 299)	(19 199)

Net Cash Flow Provided by / (Used in) Financing Activities		(14 299)	(26 699)

Effect of Exchange Rate Changes on Cash and Cash Equivalents		(903)	(750)

Net Increase / (Decrease) in Cash and Cash Equivalents		(15 595)	3 063
Cash and Cash Equivalents at the Beginning of the Period	13	29 222	26 159

Cash and Cash Equivalents at the End of the Period		13 627	29 222

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Consolidated Statements of Changes in Shareholders’ Equity

for the years ended 31 December 2006 and 2005

			Attributable to equity holders of the parent
		Share Capital	Capital Reserve	Hedging Reserve	Cumulative Translation Reserve	Retained Earnings	Total	Minority interest	Total Shareholders Equity
	Notes	(in thousands of EUR)
Balance as at 1 January 2005		63	7 365	—	—	46 873	54 301	14	54 315

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	(21)	—	—	(21)	—	(21)
Translation adjustment for the period		—	—	—	(1 075)	—	(1 075)	—	(1 075)

Net income recognized directly in equity		—	—	(21)	(1 075)	—	(1 096)	—	(1 096)
Net result for the period		—	—	—	—	(2 421)	(2 421)	—	(2 421)

Total recognized income and expense for the period		—	—	(21)	(1 075)	(2 421)	(3 517)	—	(3 517)
Capital increase / (decrease)		—	(7 365)	—	—	—	(7 365)	—	(7 365)
Dividend payment		—	—	—	—	(135)	(135)	—	(135)

Balance as at 31 December 2005		63	—	(21)	(1 075)	44 317	43 284	14	43 298

Cash flow hedges:	17
Effective portion of change in fair value of cash flow hedges		—	—	470	—	—	470	—	470
Deferred tax on fair value of cash flow hedges		—	—	(94)	—	—	(94)	—	(94)
Net change in fair value of cash flow hedges transferred to profit / loss		—	—	21	—	—	21	—	21
Translation adjustment for the period		—	—	—	82	—	82	—	82

Net income recognized directly in equity		—	—	397	82	—	479	—	479

Share buy-back		—	—	—	—	—	—	—	—
Net result for the period		—	—	—	—	5 331	5 331	2	5 333

Total recognized income and expense for the period		—	—	397	82	5 331	5 810	2	5 812

Employee share option scheme	15	—	673	—	—	—	673	—	673

Balance as at 31 December 2006		63	673	376	(993)	49 648	49 767	16	49 783

The accompanying notes form an integral part of the consolidated financial statements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

1.	General Information

Matel Holdings N.V. (“Matel Holdings” or the “Company”) was incorporated in the Netherlands Antilles on 27 December 2000 as a limited liability company and has its statutory seat at 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Matel Holdings acts as a holding company and is the 100% owner of Magyar Telecom B.V. (“Matel”). Matel Holdings is engaged in telecommunication related activities in Hungary and in Romania, primarily through its telecommunication service provider, INVITEL ZRt. (“INVITEL”) and other service companies, such as EuroWeb Internet Szolgáltató ZRt. and EuroWeb Romania S.A., which provide Internet access and value added services. The consolidated financial statements of the Group for the year ended 31 December 2006 comprise Matel Holdings and its subsidiaries (collectively, the “Group”). These financial statements are prepared to satisfy certain external reporting requirements but are not intended for statutory filing purposes.

Matel Holdings, through its subsidiary INVITEL is the incumbent provider of fixed line telecommunications services to residential and business customers in the geographical areas where it had exclusive licenses through the end of 2002 representing approximately 14% of Hungary’s population (“historical concession areas”). The Group also provides fixed line telecommunications services in the remainder of Hungary as an alternative telecommunications operator.

Matel issued High Yield Bonds on 6 August 2004 that were listed on the Luxembourg Stock Exchange on 24 August 2005 (see Note 16).

Shareholders

Matel Holdings is 100% owned by Invitel Holdings N.V. (“Invitel Holdings”). Invitel Holdings was incorporated in the Netherlands Antilles on 10 October 2006 as a limited liability company and has its statutory seat at 45 Pareraweg Willemstad, Curacao the Netherlands Antilles.

Invitel Holdings N.V. is jointly owned by EEIF (Matel) B.V. (33.33%), GMT (Matel) B.V. (33.33%) and the remainder by certain management personnel of INVITEL. EEIF (Matel) B.V. is owned by AIG Emerging Europe Infrastructure Fund LP and Emerging Europe Infrastructure Fund CV (“AIG”) and GMT (Matel) B.V. is owned by funds managed by GMT Communications Partners Limited (“GMT”). AIG is now advised by Emerging Markets Partnership (“EMP”), which is a private equity investment firm focused on Central and Eastern Europe. GMT is a private equity investment group focusing on the communications sector in Europe.

EEIF (Matel) B.V. and GMT (Matel) B.V. indirectly acquired Matel on 13 May 2003 from Vivendi Telecom International S.A.

Subsidiaries

INVITEL (former name: Vivendi Telecom Hungary Rt. or VTH Rt.) was incorporated on 20 September 1995 as a joint stock company under the laws of Hungary. The authorized share capital of INVITEL is HUF 20,000,000,000 (approximately EUR 80 million).

The shareholders of INVITEL are Matel (91.68%) and 38 municipalities (in an aggregate of 0.02%) with INVITEL holding 8.30% of its own shares.

INVITEL as the principal operating company of the Group provides mass-market voice and Internet services to residential customers and voice, data and Internet services to business customers as well as wholesale services to other telecommunications operators.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

INVITEL primarily operates in nine geographical areas in Hungary, which comprise Szeged, Szentes, Gödöllõ, Vác, Jászberény, Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós and continues to expand its activities outside these historical concession areas.

EuroWeb Internet Szolgáltató ZRt. (“Euroweb Hungary”) was incorporated on 2 January 1997 as a joint stock company under the laws of Hungary. The authorized share capital of Euroweb Hungary is HUF 20,000,000 (approximately EUR 80 thousand). The 100% shareholder of Euroweb Hungary is INVITEL.

EuroWeb Romania S.A. (“Euroweb Romania”) is domiciled in Romania and was registered with the Romanian Trade Register as a joint-stock company in March 1998 and commenced activities in November 1998. The authorized share capital of Euroweb Romania is RON 3,207,383. The shareholders of Euroweb Romania are INVITEL (99.96%) and individuals (0.04%).

V-Holding ZRt. (“V-Holding”) was incorporated on 1 April 1999 as a joint stock company under the laws of Hungary. The authorized share capital of V-Holding is HUF 28,000,000. The shareholders of V-Holding are INVITEL (holding one share) and Matel (holding all of the remaining shares).

INVITEL invested in Pécsi Hírközlési Infrastruktúra Rt. (75%) and Székesfehérvári Hírközlési Infrastruktúra Kft. (50%) in 2002 jointly with the related local municipalities in Pécs and Székesfehérvár, in connection with the liberalization of the telecommunication market to gain access to subscribers from these major cities. INVITEL obtained the remaining stake in Székesfehérvári Hírközlési Infrastruktúra Kft. and Pécsi Hírközlési Infrastruktúra Rt. from the municipalities on 18 May 2005 and 17 June 2005, respectively. The two companies were merged into V-Holding on 31 January 2006, which continues as the legal successor of the two companies. The merger had no impact on the consolidated financial statements as the mergers took place using the net book values as they appeared in the consolidated financial statements of Matel.

The consolidated financial statements of the Group for the year ended 31 December 2006 comprise Matel Holdings and its subsidiaries.

The consolidated financial statements were authorized by the Group’s management for issue on 8 February 2007.

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. These are the Group’s first consolidated financial statements and IFRS 1 has been applied (see Note 28).

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.2.	Basis of Preparation

The consolidated financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The consolidated financial statements have been prepared under the historical cost convention, except for the following assets and liabilities that are stated at fair value: derivative financial instruments and investments in securities. The methods used to measure fair values are discussed in the accounting policy notes below.

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRS that have significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.25.

The accounting policies set out below have been consistently applied by all Group entities to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by the Group.

2.3.	Basis of Consolidation

2.3.1.	Subsidiaries

Subsidiaries are those entities that are controlled, directly or indirectly through its subsidiaries, by the Group. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2.	Transactions eliminated on consolidation

All inter-group balances, transactions, unrealized gains and losses on transactions between Group companies have been eliminated from the consolidated financial statements.

2.3.3.	Transactions with entities under common control

Business combinations arising from transfers of interests in entities that are under the common control of the shareholder that control the Group are accounted for as if the acquisition had occured at the beginning of the earliest comparative period presented, or, if later, at the date that the common control was established. For this purpose comparatives are restated, if applicable. The components of equity of the acquired entities are added to the same components within Group equity except that any share capital of the acquired entities is recognised as part of reserves. Any cash paid for the acquisition is recognized directly in equity.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.4.	Foreign Currency

2.4.1.	Translation of financial statements

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The functional currency of the Hungarian subsidiaries of Matel Holdings is the Hungarian Forint (“HUF”), the functional currency of the Romanian subsidiary of Matel Holdings is the Romanian Lei (“RON”) and the functional currency of Matel Holdings and Matel is the Euro (“EUR”).

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition that are measured in currencies other than the EUR are translated into EUR at foreign exchange rates ruling at the balance sheet date. Revenues and expenses of transactions measured in currencies other than the EUR are translated into EUR at rates approximating to the foreign exchange rates ruling at the date of the transactions. Equity amounts have been translated at historical exchange rates. Exchange rate translation differences are reported as a component of shareholders’ equity as non-distributable cumulative translation reserve. When foreign operations are disposed, in part or in full, the relevant amount of the reserve is transferred to profit or loss.

2.4.2.	Transactions and balances

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to the functional currency at the foreign exchange rate ruling at that date. The foreign currency gain or loss on monetary items is the difference between amortised cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on retranslation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated at foreign exchange rates ruling at the dates when the fair values were determined.

2.5.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.6.	Financial Investments

Non-derivative financial instruments are recognised initially at fair value plus, for instruments not at fair value through profit or loss, any directly attributable transaction costs. Subsequent to initial recognition non-derivative financial instruments are measured as described below.

A financial instrument is recognised if the Group becomes a party to the contractual provisions of the instrument. Financial assets are derecognised if the Group’s contractual rights to the cash flows from the financial assets expire or if the Group transfers the financial asset to another party without retaining control or substantially all risks and rewards of the asset. Regular way purchases and sales of financial assets are accounted for at trade date, i.e., the date that the Group commits itself to purchase or sell the asset.

When the Group has the positive intent and ability to hold debt securities to maturity, then they are classified as held-to-maturity. Held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, and changes therein, other than impairment losses and foreign exchange gains and losses on available-for-sale monetary items, are recognised directly in equity. When an investment is derecognised, the cumulative gain or loss in equity is transferred to profit or loss. The fair value of investments available-for-sale is determined by reference to their quoted bid price at the balance sheet date. The fair value of financial instruments held-for-trading is determined with reference to their quoted bid price at the balance sheet date.

The Group has not designated any financial instrument as at fair value through profit or loss other than derivative financial instruments that do not qualify for hedge accounting.

2.7.	Trade and Other Receivables

Receivables are recognized initially at fair value, and subsequently thereafter they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. Receivables with a short duration are not discounted. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.8.	Trade and Other Payables

Trade and other payables are initially recognized at fair value and subsequently at amortized cost.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.9.	Inventories

Inventories consist of materials to be used in construction and repair of the telephone network, as well as telephone merchandise held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.10.	Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition it is assessed whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Concession Rights and Licenses	see below
Software	3 years
Property Rights	3-6 years
Subscriber Acquisition Costs	1-3 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.10.1.	Concession rights and licenses

Concession rights and licenses represent amounts paid for the right to provide fixed line telecommunications services in certain geographical areas of Hungary (“historical concession areas”) on the basis of concession contracts signed by the Company and the Hungarian state. Up to 31 December 2004 these rights were amortized over the 25-year term provided for in the concession contracts signed in 1994 and 1995. Upon adoption of the revised IAS 38 – “Intangible Assets” on 1 January 2005, concession rights were written-off as these rights no longer met the definition of intangible asset under revised IAS 38.

2.10.2.	Goodwill

As part of its transition to IFRSs, Matel Holdings elected to restate only those business combinations that occurred on or after 1 January 2005. In respect of acquisitions prior to 1 January 2005, goodwill represents the amount recognised under the Matel Holdings’ previous accounting framework.

Prior to 2006 Matel Holdings did not prepare consolidated financial statements and elected not to restate its acquistion of Matel in accordance with IFRS 3. In relation to its 31 December 2006 consolidated financial statements (and consequently in the Group’s 31 December 2006 financial statements), Matel Holdings used the carrying amounts of the assets and liabilities as recognized in the consolidated financial statements of Matel at 1 January 2005 (Matel Holdings’ date of transition to IFRSs) in preparing its opening balance sheet at that same date.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

All business combinations, except for transactions with entities under common control (see Note 2.3.3) on or after 1 January 2005 are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill on acquisition of subsidiaries is included among Intangible Assets. Goodwill is measured at cost less acumulated impairment losses.

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

2.10.3.	Software

Software is stated at the cost incurred to acquire and bring to use the specific software less accumulated amortization and impairment losses.

2.10.4.	Property Rights

Property rights represent amounts paid for the right to use third party property for the placement of telecommunication equipment. Property rights are stated at cost less accumulated amortization and impairment losses.

2.10.5.	Subscriber Acquisition Costs

Subscriber acquisition costs include sales commissions paid to internal sales force and third parties in relation to fixed term subscriber contracts and are amortized over the period of the related subscriber contracts. Subscriber acquisition costs are stated at cost less accumulated amortization and impairment losses.

2.10.6.	Other intangible assets

Other intangible assets include brand names and the value of customer relationships lists that were acquired by the Group. Other intangible assets are stated at cost less accumulated amortization and impairment losses.

2.11.	Property, Plant and Equipment

2.11.1.	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overheads, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.11.2.	Leased assets

Leases in terms of which the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired by way of finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Other leases are operating leases and the leased assets are not recognised on the Group’s balance sheet. The Group adopted IFRIC 4 – “ Determining whether an Arrangement Contains a Lease”, which is mandatory for annual periods beginning on or after 1 January 2006, in its 2006 consolidated financial statements.

2.11.3.	Subsequent expenditure on property, plant and equipment

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Group and its cost can be measured reliably. All other expenditure is recognized in the income statement as an expense as incurred.

2.11.4.	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	17-50 years
Network	7-30 years
Machinery and Equipment	7-10 years
Fixtures and Fittings	7 years
Vehicles	5 years
Computers	3 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.	Impairment

The carrying amounts of the Group’s assets, other than inventories (see accounting policy note 2.9) and deferred tax assets (see accounting policy note 2.23), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that largely are independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis. Impairment losses are recognized in the income statement.

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on a individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics.

2.12.1.	Calculation of recoverable amount

The recoverable amount of the Group’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.	Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For an available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.13.	Derivative Financial Instruments

The Group uses derivative financial instruments to hedge its exposure to foreign exchange and interest rate risks arising from operational, financing and investing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading derivatives.

Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Attributable transaction costs are recognized in profit or loss when incurred. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates qualifying derivatives as either: (1) hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedges), or (2) hedges of the exposure to variability in cash-flows that is (a) attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction and (b) could affect profit or loss (cash-flow hedges).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as risk management objectives and its strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash-flows of hedged items.

At 1 January 2005, the Group, based on the provisions of the amended IAS 32 – “Financial Instruments: Disclosure and Presentation” and the amended IAS 39—“Financial Instruments: Recognition and Measurement”, reviewed the classification of derivative financial instruments that were entered into before 2005 and the accounting treatment thereof. Based on the detailed review of the contracts and putting into place of various procedures to meet the hedging requirements of IAS 39, the Group designated qualifying derivative contracts into hedging relationships with the underlying assets, liabilities and firm commitments as of 1 January 2005.

As a result of the formal designation of the derivative contracts as hedges, the accounting treatment thereof was changed since the effective date of the hedge designation and was applied prospectively.

Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through profit or loss. Changes in the fair value of separable embedded derivatives are recognised immediately in profit or loss.

2.13.1.	Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Changes in the fair value of derivatives that are designated to hedge the change in the fair value of unrecognized firm commitments are recognized in the income statement. The corresponding change in the fair value of the unrecognized firm commitment is recognized as other asset or liability against the income statement.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.13.2.	Cash-flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash-flow hedges are recognized in equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. The cumulative gain or loss previously recognised in equity remains there until the forecast transaction occurs. When the hedged item is a non-financial asset, the amount recognised in equity is transferred to the carrying amount of the asset when it is recognised. In other cases the amount recognised in equity is transferred to profit or loss in the same period that the hedged item affects profit or loss.

The gain or loss relating to the effective portion of the hedging instrument is recognized in the statement of changes in shareholder’s equity. The ineffective portion of the derivative instrument is recognized in the income statement among Financial Expenses / Financial Income.

2.13.3.	Trading derivatives

Derivatives that do not qualify for hedge accounting are classified as trading derivatives. Changes in the fair value of trading derivatives are recognized in the income statement.

2.13.4.	Fair value estimation

The fair value of interest rate swaps is based on broker quotes. Those quotes are tested for reasonableness by discounting estimated future cash flows based on the terms and maturity of each contract and using market interest rates for a similar instrument at the measurement date.

The fair value of forward exchange contracts is based on their listed market price, if available. If a listed market price is not available, then fair value is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

For other OTC derivative agreements with its selected hedging counter-parties, the fair value of OTC financial instruments is determined by using valuation techniques. The Group uses present value calculations using assumptions that are based on market conditions prevailing on each balance sheet date.

2.14.	Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

2.15.	Provisions

A provision is recognized in the balance sheet when the Group has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

A provision for restructuring is recognized when the Group has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.16.	Revenue Recognition

Revenues from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided (see further description below). Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. For products, the transfer of risks and rewards usually occurs when they are delivered to the customer. The Group considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables at their invoiced amounts.

A portion of the revenue received is paid to other operators for the use of their networks. These revenues and costs are shown gross in the consolidated income statement.

The Group’s main operating revenue categories are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to mass-market customers in the historical concession areas (Mass Market Voice In) and out of the historical concession areas (Mass Market Voice Out). Mass Market Voice Revenue comprises time based call charges, subject to a minimum monthly fee charged for accessing the network and time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, subsidies, one-off connection and new service fees, as well as monthly fees for packages with built-in call minutes. Mass Market Voice In revenue also includes access calls to dial-up ISPs’ networks at local call tariffs and revenue from providing DSL access to other ISPs, but revenue from bundled Internet call and Internet services is recorded under Mass Market Internet.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to mass-market customers nationwide both inside and outside the historical concession areas. Mass Market Internet comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in the Group’s network, monthly fees for value added services, Internet access packages and regular data transmission services. Business revenues include the same components as Mass Market Voice In and Mass Market Internet revenues and include, in addition, revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to a selected number of resellers to use the Group’s excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Revenue from connection fees are recognized upon service activation. Revenue from monthly fees charged for accessing the network is recognized in the month during which the customer is permitted to access the network. Traffic revenue is recognized in the period of the related usage. Leased line and data transmission revenue is recognized in the period of usage or of the service available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customers and is recognized when the calls are made.

2.17.	Universal Service Subsidies and Obligations

Prior to 2004 the Group was entitled to receive a subsidy from the Universal Service Fund to compensate for the provision of discounted subscription packages. At the same time the Group was obliged to pay into the fund an amount determined based on its revenues. No subsidies have been recognized after 2004 due to the uncertainty of the universal service legislation.

2.18.	Government grants

Government grants are recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the Group will comply with the conditions attached to it. Grants that compensate the Group for expenses incurred are recognized as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognized in the income statement as other operating income on a systematic basis over the useful life of the asset.

2.19.	Pension Costs and Employee Benefits

Contributions are made to the Hungarian and Romanian pension, health and unemployment schemes at the statutory rates in force during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Group has no obligation for pension or other post employment benefits beyond the government programs.

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A provision is recognized for the amount expected to be paid under short-term cash bonuses or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

2.20.	Share Capital

2.20.1.	Ordinary shares

Incremental costs directly attributable to issue of ordinary shares and share options are recognised as a deduction from equity.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.20.2.	Repurchase of share capital

When share capital recognised as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognised as a deduction from equity. Repurchased shares are classified as treasury shares and are presented as a deduction from total equity until cancelled.

2.20.3.	Share-based compensation

The Group had an employee share ownership program (“ESOP”) for senior executives, under which Matel Holdings, the shareholder of Matel, granted stock options to senior executives of INVITEL for the purchase of non-voting C shares representing up to 5% of the ordinary shares of Matel Holdings. The options vested immediately and were exercisable on issue. The maximum number of options issuable under the ESOP has been issued at 31 December 2006.

The fair value of options granted is recognized as an employee expense over the vesting period with a corresponding increase in equity. The Group believes that the value of these options was represented almost entirely by their intrinsic value at the grant date because these options were issued with the intention that they should be immediately exercised by the senior executives, the options could not be settled net in cash, were for unlisted shares, and were not transferable. Therefore, the fair value of the options was measured at grant date using the estimated fair value of the underlying shares determined in accordance with the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines.

The options vest immediately and are exercisable on issue.

2.21.	Net Financial Costs

Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments. Gains and losses resulting from the changes in the fair values of derivative financial instruments are recognized as net financial expense, other than the effective portion of cash-flow hedges being recognized in hedging reserve in equity.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

Dividend income is recognized in the income statement on the date that the Group’s right to receive payment is established, which in the case of quoted securities is the ex-dividend date.

2.22.	Lease payments

Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.23.	Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial rcognition of goodwill, the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that they probably will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

2.24.	Segment reporting

A business segment is a distinguishable component of the Group engaged in providing related products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that is subject to risks and returns that are different from those of segments operating in other economic environments.

The Group has four business segments that are identified in the accounting policy relating to revenue (see accounting policy Note 2.16 on revenue recognition). The Group’s primary format for segment reporting is based on business segments.

Allocation of revenues and cost of sales into business segments is based on management information collected in the information systems of the Group. The Group considers segment results at the gross margin level and its current information systems do not report operating expenses on a segment basis. Non-current assets and related depreciation as well as capital expenditure are allocated into segments based on the services for which they are or will be utilized. Allocation of non-current liabilities was based on the allocation of assets, which they finance. Elements of working capital have been allocated based on revenues to which they relate. Unallocated assets include other non-current financial assets and deferred tax and unallocated liabilities include borrowings, finance leases and other liabilities relating to financing.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.25.	Key sources of estimation uncertainty

The Group makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.25.1.	Deferred tax assets

The Group recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The amount of such deferred tax assets recognized in the balance sheet was EUR 6,300 thousand and EUR 7,256 thousand at 31 December 2006 and 2005, respectively. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Group companies, in particular INVITEL and Euroweb Hungary. The Group has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income of INVITEL and Euroweb Hungary according to approved business plans for these entities. If the future taxable income of INVITEL and Euroweb Hungary were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Group.

2.25.2.	Allowance for bad and doubtful accounts

The Group calculates an allowance for bad and doubtful accounts receivable to cover the estimated losses resulting from the inability of its customers to make required payments when due. Provision for bad debts recognised in the balance sheet amounted to EUR 10,269 thousand and EUR 9,167 thousand at 31 December 2006 and 2005, respectively. The estimates used in evaluating the adequacy of the allowance for bad and doubtful accounts receivable are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Group considers that the accounting estimate related to the allowance for bad and doubtful accounts receivable is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at 31 December 2006.

2.25.3.	Impairment of property, plant and equipment, intangible assets and goodwill

In determining impairment, the Group considers a number of factors, among others, future revenues and expenses, technological obsolescence and discontinuation of services.

The Group recognised an impairment loss of EUR 186 thousand and EUR 165 thousand for the year ended 31 December 2006 and 2005, respectively, as disclosed in Note 8.

The Group considers that the accounting estimate related to asset impairment is a critical accounting policy due to the need to make assumptions regarding the above factors and the material impact that recognising impairment could have on the financial position and results of the Group.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

2.25.4.	Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Group considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Group, the impact of any changes in these assumptions could be material to the Group’s financial position, as well as the results of operations.

2.26.	Comparative information

In order to maintain consistency with the current period presentation, certain items have been reclassified for comparative purposes.

2.27.	New accounting pronouncements

A number of new Standards, Amendments to Standards and Interpretations are not yet effective as at 31 December 2006, and have not been applied in preparing these consolidated financial statements. The Group plans to adopt these pronouncements when they become effective. Of these pronouncements, potentially the following will have an impact on the Group’s operations.

IFRS 7 – “Financial Instruments: Disclosures” and the Amendment to IAS 1 – “Presentation of Financial Statements: Capital Disclosures”, which are effective for annual periods beginning on or after 1 January 2007, will require increased disclosure about the significance of financial instruments for an entity’s financial position and performance, and qualitative and quantitative disclosures on the nature and extent of risks and increased disclosure in respect of the Group’s capital. The Group expects that the significant additional disclosures required will relate to its financial risk management objectives, policies and processes, and share capital.

IFRS 8 – “Operating Segments”, which is effective from 1 January 2009, requires segment disclosure based on the components of the entity that management monitors in making decisions about operating matters. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Group expects the new Standard to significantly alter the presentation and disclosure of its operating segments in the consolidated financial statements.

IFRIC 9 – “Reassessment of Embedded Derivatives”, which is effective for annual periods beginning on or after 1 June 2006 requires that a reassessment of whether an embedded derivative should be separated from the underlying host contract should be made only when there are changes in the terms of the contract that significantly modify the cash flows that otherwise would be required under the contract. The Group has not yet completed its analysis of the impact of the new Interpretation.

IFRIC 10 – “Interim Financial Reporting and Impairment”, which is effective for annual periods beginning on or after 1 November 2006 prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, investments in equity instruments or financial assets carried at cost. The Group does not expect the Interpretation to have any impact on the consolidated financial statements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

3.	Acquisition of Subsidiaries

On 20 December 2005 INVITEL entered into a share purchase and sale agreement with Euroweb International Corp. (“Euroweb International”) to purchase 100% of Euroweb International’s interest in Euroweb Hungary and Euroweb Romania.

Following the necessary approvals of shareholders of the companies and the relevant competition authorities and a report of an independent auditor about the indebtedness of Euroweb Hungary and Euroweb Romania, the transaction was completed on 23 May 2006.

Through the transaction INVITEL purchased 19,996 series A common shares and 3 series B preference shares all of which have a nominal value of HUF 1,000 and represent 100% minus one share of the issued share capital and voting rights in Euroweb Hungary and 6,411,968 common shares all of which have a nominal value of RON 0.50 and represent 99.96% of the issued capital and voting rights in Euroweb Romania.

The purchase consideration for the two companies amounted to USD 30 million (approximately EUR 24 million). As part of the purchase consideration INVITEL also capitalized certain consultant expenses directly related to the transaction including the cost of legal, technical and financial due diligence amounting to HUF 186 million (approximately EUR 732 thousand). For the purpose of the purchase price allocation the purchase consideration has been split between Euroweb Hungary and Euroweb Romania pro rata based on the valuations of the two companies according to their Long Term Business Plans (“LTBP”) excluding potential synergies arising from the transaction. According to the LTBP valuations the purchase price has been allocated as 48.8% and 51.2% between Euroweb Hungary and Euroweb Romania, respectively.

Pre-acquisition carrying amounts were determined based on applicable IFRSs immediately before the acquisition. The values of assets, liabilities and contingent liabilities recognized on acquisition are their estimated fair values. Fair values of the assets were determined using different valuation techniques depending on the nature of the assets. Items of existing property, plant and equipment and intangible assets were valued using the Depreciated Replacement Cost and Sales Comparison valuation methods. Intangible assets were valued using multi-period-excess-earnings method in the case of customer related intangible assets, and relief-from-royalty method in the case of marketing related intangible assets and the reproduction cost method for software. Newly identified intangibles consist of customer relationship, brand names and software.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

The assets and liabilities of the subsidiaries acquired are summarized in the below table. The below amounts represent the recognition of the business combination in the Group’s consolidated financial statements:

	EuroWeb Internet Szolgáltató Zrt.		EuroWeb Romania S.A.		Total
	Book Value	Fair Value	Book Value	Fair Value	Book Value	Fair Value
	(in thousands of EUR)

Property, plant and equipment	1 720	1 130	3 505	3 693	5 225	4 823

Intangible assets	711	2 321	57	2 094	768	4 415

Liabilities	(7 353)	(7 353)	(233)	(233)	(7 586)	(7 586)
Inventory	54	54	186	186	240	240
Trade and other receivables	2 486	2 486	895	895	3 381	3 381
Cash and cash equivalents	7 389	7 389	160	160	7 549	7 549
Deferred taxes	1 128	924	(67)	(513)	1 061	411
Trade and other payables	(3 487)	(3 487)	(2 017)	(2 017)	(5 504)	(5 504)

Net assets acquired	2 648	3 464	2 486	4 265	5 134	7 729

Goodwill		8 373		8 157		16 530

Total purchase consideration		11 837		12 422		24 259

Less: cash acquired		(253)		(140)		(393)

Net cash outflow		11 584		12 282		23 866

The Group recognised EUR 16,530 thousands goodwill on the acquisition of EuroWeb Hungary and EuroWeb Romania. Goodwill recognized relates to customer relationhips for which no value could be assigned, value of assembled workforce, business relationships and agreements as well as future synergies with INVITEL’s Internet and communications business. An impairment test for such goodwill recognized will be performed once a year in line with the accounting policy of the Group (see Note 2.12).

The acquisition date was 23 May 2006. Profit/(loss) after tax of Euroweb Hungary and Euroweb Romania from 23 May 2006 to 31 December 2006 included in the net profit for the period of the Group amounts to a loss of EUR 378 thousand and a profit of EUR 242 thousand, respectively.

Pro-forma revenue of the combined entity for the period ended 31 December 2006 would have been EUR 197,808 thousand had the acquisition taken place on 1 January 2006.

Pro-forma net loss for the period of the combined entity for the period ended 31 December 2006 would have been EUR 2,677 thousand had the acquisition taken place on 1 January 2006.

The impairment test for such goodwill arising from the above business combination was performed during the fourth quarter in line with the accounting policy of the Group (see Note 2.12). The two companies have been identified as two individual cash-generating units. The recoverable amounts of these cash-generating units have been determined based on both fair value less cost to sell and their value-in-use. Values in use were determined based on cash flow projections for Euroweb Hungary and Euroweb Romania reflecting the financial business plans approved by management of the Group covering the fiscal period from 2007 through 2011.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Value-in-use was determined by discounting the future cash flows generated from the continuing use of the unit and was based on the following key assumptions:

•

Cash flows were projected based on actual operating results and the upcoming five years from 2007 through 2011 of the long-term business plan. Cash flows beyond 2011 were extrapolated into perpetuity using a constant growth rate of zero percent.

•	The Euroweb Romania plan was prepared in US dollars and the exchange rate to translate it to Hungarian forints was assumed to be 200 HUF/USD.

•	A pre-tax discount rate of 10% was applied in determining the recoverable amount of the units. The discount rate was estimated based on INVITEL’s weighted average cost of capital.

The values assigned to the key assumptions represent management’s assessment of future trends in the industry and are based on both external sources and internal sources.

The actual purchase price of the companies paid to Euroweb International (less costs to sell) was also used to determine the fair value. The higher of the fair value less costs to sell and the value-in-use was used to determine the recoverable amount, which were then compared to the carrying amount.

As a result of the impairment test no impairment was accounted for.

4.	Revenues

For the year ended 31 December
	2006	2005
(in thousands of EUR)
Mass Market Voice	77 363	89 131
Mass Market Internet	24 367	20 031
Business	54 636	44 826
Wholesale	29 240	27 355

Total Revenues	185 606	181 343

5.	Cost of Sales

For the year ended 31 December
	2006	2005
(in thousands of EUR)
Sales commissions	(2 822)	(1 732)
Interconnect expenses	(37 739)	(39 122)
Access type charges	(14 546)	(6 371)
Other cost of sales	(1 996)	(1 685)

Total Cost of Sales	(57 103)	(48 910)

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

6.	Operating Expenses

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Personnel expenses	(22 268)	(19 512)
Headcount-related costs	(7 040)	(7 475)
Advertising and marketing costs	(3 094)	(2 591)
Network operating expenses	(12 275)	(12 550)
IT costs	(3 821)	(3 533)
Local operating and other taxes	(3 711)	(3 792)
Bad debt expense	(855)	(1 070)
Collection costs	(1 397)	(1 264)
Legal and audit fees	(74)	(394)
Consultant expenses	(644)	—
Management fee	(576)	(644)
Due diligence expense	(425)	(184)
USF provision	466	(602)
IP TV and tax penalty	(506)	—
Other costs, net	(421)	69

	(56 641)	(53 542)
Less: Capitalised costs	1 972	2 069

Total Operating Expenses	(54 669)	(51 473)

Network operating expenses include the maintenance costs of the Group’s telecommunication infrastructure and its license and rental fees, which rental fees amounted to EUR 3,109 thousand and EUR 2, 620 thousand for the year ended 31 December 2006 and 2005, respectively.

Bad debt expense for the year ended 31 December 2005 is net of EUR 724 thousand, a reversal relating to a receivable recovered in 2005.

Capitalized costs include labour and overhead expenses associated with the construction of property, plant and equipment.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

7.	Personnel Expenses

For the year ended 31 December
	2006	2005
(in thousands of EUR)
Salaries	(12 152)	(11 382)
Social security and other contributions	(4 048)	(3 978)
Personnel related expenses	(1 053)	(1 609)
Management bonuses	(1 034)	—
Share-based payments	(673)	—
Contracted employees and expatriate costs	(1 316)	(1 390)
Bonuses and charges	(1 929)	(1 125)
Severance payments	(63)	(28)

Total Personnel Expenses	(22 268)	(19 512)

The number of employees was 927 and 768 at 31 December 2006 and 2005, respectively. Due to the acquisition of subsidiaries (see Note 3) the number of employees of the Group increased by 181.

Personnel expenses for the period ended 31 December 2006 include expenses relating to executive share based compensation in the amount of EUR 673 thousand (see Note 2.20.3).

8.	Depreciation and Amortization

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Amortization	(7 169)	(6 620)
Depreciation	(30 600)	(31 329)
Impairment loss	(186)	(165)
Derecognition of concession rights	—	(10 907)

Total Depreciation and Amortization	(37 955)	(49 021)

Concession rights were derecognized as of 1 January 2005 due to the adoption of revised IAS 38 effective from 1 January 2005 under which standard the rights no longer met the definition of an intangible asset.

The impairment loss of EUR 186 thousand for the year ended 31 December 2006 mainly related to the impairment of office buildings (EUR 46 thousand) and impairment of subscriber acquisition costs (EUR 140 thousand).

The impairment loss of EUR 165 thousand for the year ended 31 December 2005 mainly related to the impairment of a billing system and removal of public pay phones.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

9.	Cost of Restructuring

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Severance	(38)	—
Cost of reorganization	(1 775)	(2 046)

Total Cost of Restructuring	(1 813)	(2 046)

The Cost of reorganization in the amount of EUR 1,775 thousand for the year ended 31 December 2006 represents reorganization and restructuring expenses mainly related to the integration of Euroweb Hungary after its acquisition by INVITEL. The cost of restructuring mainly included relocation expenses, termination expenses of lease contracts and termination benefits paid.

The Cost of reorganization in the amount of EUR 2,046 thousand recorded in 2005 mainly included termination benefits paid to employees related to the rationalization of INVITEL company structure and consolidating locations of the business across geographical areas. The provision was fully utilized in 2006.

10.	Net Financial Costs

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Interest income	970	1 576
Fair value change of forward contracts	—	922
Fair value change of swap contracts	3 290	4 965
Fair value change of hedged items	618	351

Financial Income	4 878	7 814

Related party interest expense	—	—
Third party interest expense	(26 289)	(28 412)
Bond discount	(233)	(233)
Amortization of deferred borrowing costs	(1 367)	(1 453)
Interest expense	(27 889)	(30 098)
Net foreign exchange (loss)/gain	(3 055)	(8 144)
Fair value change of securities	—	(127)
Fair value change of forward contracts	(773)	—
Other financial expense	(226)	(278)

Financial Expense	(31 943)	(38 647)

Total Net Financial Costs	(27 065)	(30 833)

All interest income in 2006 and 2005 relates to cash and cash equivalents. See Note 17 for information about financial instruments at 31 December 2006 and identified financial risks.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

11.	Intangible Assets

Movements during the period in the Group’s intangible assets were as follows:

	Concession Rights and Licenses	Software	Property Rights	Goodwill	Subscriber Acquisition Costs	Other	Total Intangible Assets
	( in thousand of EUR )
Cost as at 1 January 2005	17 887	35 714	13 003	134	—	—	66 738
Additions during the period	—	2 998	2 387	—	2 448	—	7 833
Disposals during the period	(17 777)	—	—	—	—	—	(17 777)
Effect of exchange rates	(110)	(710)	(305)	(3)	—	—	(1 128)

Cost as at 31 December 2005	—	38 002	15 085	131	2 448	—	55 666

Accumulated amortization as at 1 January 2005	(7 054)	(32 020)	(6 991)	—	—	—	(46 065)
Amortization charge for the period	—	(3 716)	(2 156)	—	(748)	—	(6 620)
Impairment for the period	(10 907)	(14)	—	—	—	—	(10 921)
Disposals during the period	17 777	—	—	—	—	—	17 777
Effect of exchange rates	184	568	145	—	—	—	897

Accumulated amortization as at 31 December 2005	—	(35 182)	(9 002)	—	(748)	—	(44 932)

Carrying value as at 1 January 2005	10 833	3 694	6 012	134	—	—	20 673

Carrying value as at 31 December 2005	—	2 820	6 083	131	1 700	—	10 734

Cost as at 1 January 2006	—	38 002	15 085	131	2 448	—	55 666
Acquisition of subsidiaries	—	1 166	310	16 530	—	2 940	20 946
Additions during the period	—	2 622	1 647	—	2 708	—	6 977
Disposals during the period	—	(83)	(11)	—	—	—	(94)
Revarsal	—	—	—	(125)	—	—	(125)
Effect of exchange rates	—	(36)	(119)	683	91	9	628

Cost as at 31 December 2006	—	41 671	16 912	17 219	5 247	2 949	83 998

Accumulated amortization as at 1 January 2006	—	(35 182)	(9 002)	—	(748)	—	(44 932)
Amortization charge for the period	—	(2 505)	(2 252)	—	(2 185)	(227)	(7 169)
Impairment for the period	—	—	—	—	(140)	—	(140)
Disposals during the period	—	93	—	—	—	—	93
Effect of exchange rates	—	47	158	—	(91)	—	114

Accumulated amortization as at 31 December 2006	—	(37 547)	(11 096)	—	(3 164)	(227)	(52 034)

Carrying value as at 1 January 2006	—	2 820	6 083	131	1 700	—	10 734

Carrying value as at 31 December 2006	—	4 124	5 816	17 219	2 083	2 722	31 964

INVITEL and its predecessor companies in 1994 and 1995 concluded 25-year concession contracts to provide fixed line telecommunication services in certain geographical areas in Hungary (“historic concession areas”). In March 2002 INVITEL ZRt. signed a Universal Service Agreement with the Information and Communication Ministry that effectively replaced the obligations contained in previous concession contracts. The concession contracts were terminated in April 2004. The related concession rights were written off as of 1 January 2005 due to adoption of revised IAS 38 under which standard the rights no longer met the definition of an intangible asset (see Note 8).

Goodwill relates to acquisitions undertaken by the Group. Additions to goodwill relate to the acquisition of Euroweb Hungary and Euroweb Romania by INVITEL on 23 May 2006 (see Note 3).

The Company capitalized subscriber acquisition costs (mainly sales commissions) in the amount of EUR 2,708 thousand and EUR 2,448 thousand during the year ended 31 December 2006 and 2005, respectively and charged the related amortization in the amount of EUR 2,185 thousand and EUR 748 thousand for the period ended 31 December 2006 and 2005, respectively.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

12.	Property, Plant and Equipment

Movements during the period in the Group’s property, plant and equipment were as follows:

	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
	( in thousands of EUR )
Cost as at 1 January 2005	4 953	498 750	20 859	5 347	529 909
Additions during the period	—	709	—	15 039	15 748
Transfers from capital WIP	29	11 451	958	(12 438)	—
Disposals during the period	(243)	(4 105)	(449)	(14)	(4 811)
Effect of exchange rates	(90)	(9 445)	(394)	(133)	(10 062)

Cost as at 31 December 2005	4 649	497 360	20 974	7 801	530 784

Accumulated depreciation as at 1 January 2005	(1 180)	(205 347)	(17 441)	—	(223 968)
Depreciation charge for the period	(263)	(29 301)	(1 765)	—	(31 329)
Impairment for the period	—	(124)	(26)	—	(150)
Disposals during the period	243	3 830	440	—	4 513
Effect of exchange rates	22	4 133	344	—	4 499

Accumulated depreciation as at 31 December 2005	(1 178)	(226 809)	(18 448)	—	(246 435)

Carrying value as at 1 January 2005	3 773	293 403	3 418	5 347	305 941

Carrying value as at 31 December 2005	3 471	270 551	2 526	7 801	284 349

Cost as at 1 January 2006	4 649	497 360	20 974	7 801	530 784
Additions during the period	—	—	—	18 308	18 308
Acquisition of subsidiaries	60	3 800	433	530	4 823
Transfers from capital WIP	91	15 660	853	(16 604)	—
Disposals during the period	(67)	(652)	(816)	—	(1 535)
Effect of exchange rates	(38)	(3 846)	(193)	51	(4 026)

Cost as at 31 December 2006	4 695	512 322	21 251	10 086	548 354

Accumulated depreciation as at 1 January 2006	(1 178)	(226 809)	(18 448)	—	(246 435)
Depreciation charge for the period	(265)	(28 929)	(1 273)	—	(30 467)
Impairment for the period	(30)	(1)	(15)	—	(46)
Disposals during the period	62	171	788	—	1 021
Effect of exchange rates	—	824	140	—	964

Accumulated depreciation as at 31 December 2006	(1 411)	(254 744)	(18 808)	—	(274 963)

Carrying value as at 1 January 2006	3 471	270 551	2 526	7 801	284 349

Carrying value as at 31 December 2006	3 284	257 578	2 443	10 086	273 391

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment.

Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

Total value of assets with useful life less than one year amounting to EUR 133 thousand and nil in 2006 and 2005, respectively, were written off directly to depreciation.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

13.	Cash and Cash Equivalents

	At 31 December
	2006	2005
	(in thousand of EUR)
Cash on hand and in banks	937	1 277
Cash deposits	12 690	27 945

Total Cash and Cash Equivalents	13 627	29 222

Out of the total of Cash and Cash Equivalents of EUR 13,627 thousand at 31 December 2006, the EUR denominated part is EUR 2 776 thousand or 20%, the HUF denominated part is EUR 10 635 thousand or 78%, the USD denominated part is EUR 56 thousand or 1%, and the RON denominated part is EUR 160 thousand or 1%,

Out of the total of Cash and Cash Equivalents of EUR 29, 222 thousand at 31 December 2005, the EUR denominated part is EUR 1, 038 thousand or 4%, and the HUF denominated part is EUR 28, 184 thousand or 96%.

The effective interest rate for cash and cash equivalents was 5.0% in the year period ended 31 December 2006 and 6.3% in the year ended 31 December 2005.

14.	Trade and Other Receivables

At 31 December
	2006	2005
(in thousands of EUR)
Trade accounts receivable	29 807	26 191
Allowance for bad and doubtful accounts	(10 269)	(9 167)
Other receivables	1 457	1 247

Total Trade and Other Receivables	20 995	18 271

Trade accounts receivable are mostly denominated in HUF. Out of the total Trade accounts receivable the HUF denominated part is EUR 28,486 thousand and the RON denominated part is EUR 831 thousand.

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than 1 year, are carried in the Trade accounts receivable balance in the amount of EUR 8,470 thousand at 31 December 2006 and EUR 6,862 thousand at 31 December 2005 as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include advances to suppliers and prepaid taxes.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

15.	Shareholders’ Equity

At 31 December 2006 the authorized share capital of Matel Holdings was EUR 120,000 divided into 57,000 ordinary “A”shares, 57,000 ordinary “B”shares and 6,000 ordinary “C”shares with a par value of EUR 1.00 each. At 31 December 2006 the issued share capital of Matel Holdings was EUR 63,000. The issued capital is fully paid in.

The Group had an employee share ownership program (“ESOP”) for senior executives, whereby Matel Holdings, the shareholder of Matel, could issue stock options to senior executives of INVITEL up to 5% of the ordinary shares of Matel Holdings. Matel Holdings issued in 2003 and 2004 options for the purchase of shares representing 4.15% of its outstanding shares. The senior executives exercised the options upon issue and entered into shareholder agreements (“the Agreements”).

During the year ended 31 December 2006 Matel Holdings N.V granted further options for the purchase of non-voting C shares representing 0.85% of Matel Holdings N.V ordinary shares. With this grant the maximum number of options issuable under the ESOP has been issued. These shares are subject to the Agreements previously entered into. The Group has assessed the options as meeting the definition of equity settled share based payments under IFRS 2. The Agreements prescribe the use of the valuation guidelines set out in the European Private Equity and Venture Capital Association Guidelines to determine fair value. Based on these guidelines the Group has determined that the shares were purchased by the senior executives at approximately EUR 673 thousand below fair value. As these options vested upon issue, the EUR 673 thousand has been recorded among capital reserve in the second quarter of 2006.

On 30 October 2006 following the issue of the senior PIK notes the shareholders contributed their shareholdings in Matel Holdings into Invitel Holdings as a share premium contribution. The net proceeds from the issue of the PIK notes were used by Invitel Holdings for the repurchase of certan of its shares, as a result of which Invitel Holdings is owned in equal parts by EEIF, GMT and INVITEL management.

The Cumulative translation reserve comprises all foreign exchange differences arising from the translation into EUR of the financial statements of foreign operations whose functional currency is not EUR.

The Hedging reserve includes the fair value movements of the effective portions of hedging derivatives designated as cash-flow hedges.

As at 31 December 2006 and 31 December 2005 minority interest related to the 0.02% investments held in INVITEL by local municipalities and the 0.04% investments held in Euroweb Romania by individuals.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

16.	Interest Bearing Borrowings

At 31 December
	2006	2005
(in thousands of EUR)
Current Portion of Interest Bearing Borrowings
Secured bank facility loan
- HUF	3 448	2 736
- EUR	18 329	14 401
Current Portion of Investment credit facility	2 666	—
Deferred borrowing costs	(613)	(619)

	23 830	16 518

Interest Bearing Borrowings
Secured bank facility loan
- HUF	15 639	19 274
- EUR	83 129	101 457
Investment credit facility	—	—
High yield bonds, net of discount	140 689	140 456
Deferred borrowing costs	(6 695)	(8 190)

Total Interest Bearing Borrowings	232 762	252 997

Secured Bank Facility Loan

Facilities

On 6 August 2004 INVITEL signed a multi-currency term and revolving credit facility agreement (“the Facilities Agreement”) with a bank syndicate, amounting to EUR 165 million (“the Secured Bank Facility Loan”). The transaction cost of EUR 4.4 million reduced the initial amount of the loan, and as such are inlcuded in the effective interest rate calculation.

Based on the Facilities Agreement INVITEL is provided with the following facilities. Under Facility “A”, INVITEL borrowed an initial amount of EUR 134,303 thousand, under Facility “B”, INVITEL borrowed an initial amount of HUF 6,416,533 thousand, the equivalent of EUR 25,697 thousand at the initial drawdown of the loan, under Facility “C”, INVITEL is provided with a revolving credit facility of (i) EUR 4,197 thousand and (ii) HUF 200 517 thousand, the equivalent of EUR 803 thousand. However the total outstanding amount of Facilities “A”, “B” and “C” cannot exceed the total amount of EUR 165 million. Facility “C” has not yet been utilized.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

The current and non-current portion of the Secured Bank Facility Loan by Facility A and Facility B are detailed in the following table:

	At 31 December 2006			At 31 December 2005
	Current	Non-Current	Total	Current	Non-Current	Total
	(in thousands of EUR)			(in thousands of EUR)
Secured bank facility loan
Facility A	18 329	83 129	101 458	14 401	101 457	115 858
Facility B	3 448	15 639	19 087	2 736	19 274	22 010

Total Secured Bank Facility Loan	21 777	98 768	120 545	17 137	120 731	137 868

Interest

The Secured Bank Facility Loan bears a floating interest charge comprising of the applicable EURIBOR and BUBOR rate, a margin and the Mandatory Cost. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank or the central bank of Hungary. The Mandatory Cost is expressed as a percentage rate per annum. It is represented to be a reasonable determination of the cost of complying with the minimum reserve requirements of the European Central Bank or (as the case may be) the central bank of Hungary in respect of loans made from that Facility Office. No Mandatory Cost has been payable since the refinancing on 6 August 2004.

From the initial utilization date of 6 August 2004 of the Secured Bank Facility Loan until the date falling twelve months after, the margin related to any interest period is a minimum of 2.25% per annum. The margin depends on the ratio of Senior Debt to Twelve Month Consolidated EBITDA (each as defined in the Facilities Agreement) ratio of Matel. The margin at 31 December 2006 is at 1.75% per annum and was 1.75% at 31 December 2005.

Interest payments are due on a monthly, quarterly or semi-annual basis depending on the decision of Matel.

The effective interest rate on the Secured Bank Facility Loan Facility “A” was approximately 5.61% at 31 December 2006 and approximately 5.17% at 31 December 2005. The effective interest rate on the Secured Bank Facility Loan Facility “B” was approximately 10.13% at 31 December 2006 and approximately 10.18% at 31 December 2005.

Repayment and maturity of the Secured Bank Facility Loan

Repayment of Facility “A” and “B” loans is made on a quarterly basis commencing from 31 December 2004 with a final repayment date of 30 June 2011. Principal repayments are made on an increasing basis.

On 15 February 2005 the Group pre-paid EUR 7, 500 thousamd (HUF 1 831 million) of the secured bank facility loan.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

The remaining contractual repayments as at 31 December 2006 are as follows:

Year	Annual repayment in the % of the original outstanding amount	(thousands of EUR) Facility A	(thousands of EUR) Facility B	(thousands of EUR) Total
2007	13.65%	18 329	3 448	21 777
2008	15.84%	21 275	4 004	25 279
2009	17.55%	23 566	4 433	27 999
2010	19.98%	26 839	5 049	31 888
2011	8.53%	11 448	2 154	13 602

	75.55%	101 457	19 088	120 545

Financial covenants

The Facilities Agreement prescribes certain financial covenants to be complied with on a quarterly basis. These are the following until 31 December 2007:

Total Debt to Twelve Month Consolidated EBITDA

It shall not exceed the following ratios in any periods indicated:

31 March 2007	4.25:1
30 June 2007	4.25:1
30 September 2007	4.25:1
31 December 2007	4.00:1

Senior Debt to Twelve Month Consolidated EBITDA

It shall not exceed the following ratios in any periods indicated:

31 March 2007	2.00:1
30 June 2007	1.75:1
30 September 2007	1.75:1
31 December 2007	1.75:1

Total Debt Interest Cover

It shall not be less than the following ratios in any periods indicated:

31 March 2007	2.50:1
30 June 2007	2.50:1
30 September 2007	2.75:1
31 December 2007	3.00:1

Total Fixed Charge Service Cover

It shall not be less than the following ratios in any periods indicated:

31 March 2007	1.05:1
30 June 2007	1.05:1
30 September 2007	1.05:1
31 December 2007	1.05:1

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Covenants on distribution

Matel is permitted to make dividend payments, other distributions, payment of interest and prepayment of the Related Party Subordinated Loan (together “distribution”) from any Excess Cash-Flow as follows:

•

If the Total Debt to Twelve Months Consolidated EBITDA is more than 3.00:1, the Company shall apply an amount of the Excess Cash Flow as mandatory prepayment of the Secured Bank Facility Loan equal to the amount of the distribution made.

•

If the Total Debt to Twelve Months Consolidated EBITDA is less than 3.00:1, no mandatory prepayment of the loan is required however the amount that can be distributed is limited to 50% of the Excess Cash-Flow.

The Group was in compliance with all covenants as at 31 December 2006.

Guarantee and security

The obligations of INVITEL, as the primary borrower of the Secured Bank Facility Loan, are guaranteed on a senior basis by Matel and V-Holding.

In accordance with the Facilities Agreement a “Floating Charge” has been registered on all the assets of the Group in the Register of Charges by the Hungarian Chamber of Notaries. The maximum amount of the charge is EUR 165 million plus costs, charges and expenses pursuant to the Facilities Agreement.

Furthermore, Matel established a “Security Deposit” of its shares in INVITEL and V-Holding to secure all the obligations of the Group towards the lenders of the Secured Bank Facility Loan, and Matel Holdings established a “Security Deposit” of its shares in Matel.

In addition a pledge was established on all present and future bank accounts of the Group, the maximum principal amount of which is EUR 165 million plus costs, charges and expenses as stipulated in the Facilities Agreement to secure obligations.

High Yield Bonds

On 6 August 2004, Matel issued high yield bonds (“the HY Bonds”), in the aggregate principal amount of EUR 142 million. The issue was at 98.682% of the face value and resulted in cash proceeds of EUR 140.1 million. The cost of issuance of EUR 6.7 million has been deferred over the term of the HY Bonds, using the effective interest rate method.

The HY Bonds bear a fixed interest charge of 10.75%, payable on a semi-annual basis on 15 February and 15 August each year. The final maturity of the HY Bonds is on 15 August 2012. The HY Bonds were first listed on the Luxembourg Stock Exchange on 24 August 2005. The quotes can be found on the official website of the Luxembourg Stock Exchange under security label “MagyTel”.

The effective interest rate on the HY Bond was approximately 12% as at 31 December 2006 and 31 December 2005.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Redemption option

At the option of Matel, it may redeem some or all of the HY Bonds on or after 15 August 2008 at the redemption prices as follows, plus accrued and unpaid interest:

Year	Redemption price
2008	105.375%
2009	103.583%
2010	101.792%
2011 and thereafter	100.000%

At any time prior to 15 August 2008, Matel may redeem some or all of the HY Bonds at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest up to the redemption date. In addition, at any time prior to 15 August 2007 Matel may redeem up to 35% of the aggregate principal amount of the HY Bonds at a redemption price of 110.75% of their principal amount, plus accrued and unpaid interest, if any to the redemption date, if a certain public equity offering occurs. The make-whole premium (“Applicable Redemption Premium”) means, with respect to any HY Bond on any redemption date, the excess of: a) the present value at such redemption date of (x) the redemption price of such HY Bond at August 15, 2008 (according to the table “Redemption Options” on or after 15 August 2008, plus (y) all required interest payments that would otherwise be due to be paid on such HY Bond during the period between the redemption date and August 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points; over b) the outstanding principal amount of the HY Bond.

The early redemption of the HY Bonds cannot occur before the discharge of the Senior Bank Facility unless the majority of the lenders previously consented.

Covenants

Limitation on debt

In accordance with the HY Bond Indenture Matel will be permitted to incur additional debt if (i) after giving effect of the incurrence of such debt and the application of the proceeds thereof, on a pro-forma basis, no default or event of default would occur or be continuing and (ii) the Consolidated Leverage Ratio for Matel would be less than 5.0 to 1.0. The “Consolidated Leverage Ratio” is defined as the outstanding debt of Matel on a consolidated basis to the pro forma EBITDA for the period of the most recent four consecutive fiscal quarters.

Covenants on distribution

The aggregate amount of all restricted payments, including dividends or any other distributions, principal and interest payments of the Related Party Subordinated Loan prior to any scheduled payment or maturity date, shall not exceed 50% of Matel’s consolidated adjusted net income on a cumulative basis during the period beginning on the date of the Indenture and ending on the last day of the last fiscal quarter ending prior to the date of such proposed payment.

In accordance with the HY Bond indenture the aggregate amount of any other restricted payments shall not exceed EUR 8 million.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Guarantee and security

The obligations of Matel under the HY Bonds are guaranteed on a senior subordinated basis by INVITEL and V-Holding.

A security deposit over the shares of Matel in INVITEL and V-Holding, and over the funding loan from Matel to INVITEL of the proceeds from the issuance of the HY Bonds, ranking second after the security deposit established pursuant to the Facilities Agreement, the Indenture and the related inter-creditor arrangements has been established in favour of the HY Bond holders.

Matel was in compliance with all covenants as at 31 December 2006.

Investment Credit Facility

Facilities

On 11 May 2006 INVITEL signed a EUR 9,000 thousand credit facilities agreement (the “Investment Credit Facilities Agreement”) with HVB Bank Hungary Zrt.

Based on the Investment Credit Facilities Agreement INVITEL is provided with the following facilities. Under the “Investment Loan Facility”, INVITEL was provided with a total amount of EUR 8,000 thousand facility which was available for drawdown until 31 December 2006. The Investment Loan Facility was only available for financing the acquisition of the Euroweb entities (see in Note 3). On 23 May 2006 INVITEL drew EUR 4,000 thousand of the total available amount of EUR 8,000 thousand. The remaining part was not drawn by 31 December 2006 therefore it is no longer available. Until 31 December 2006 INVITEL repaid EUR 1,334 thousand of the outstanding loan. After such repayment the outstanding balance of the Investment Credit Facility loan was EUR 2,666 thousand at 31 December 2006.

Under the “Revolving Credit Facility”, INVITEL was provided with a total amount of EUR 1,000 thousand facility available for general corporate purposes. The Revolving Credit Facility is available for drawdown in both EUR and HUF. As at 31 December 2006, no amount was drawn under this facility.

Interest

Both facilities bear a floating interest charge comprising of the applicable EURIBOR and BUBOR rate and a margin of 0.24% and 0.21% for the Investment Loan Facility and the Revolving Credit Facility, respectively.

An interest payment was due on 31 December 2006 on the Investment Loan Facility. Thereafter, interest is payable on a quarterly basis until maturity. On the Revolving Credit Facility interest is payable weekly, monthly or quarterly, depending on the decision of INVITEL.

The effective interest rate of the Investment Loan was 3.63% as at 31 December 2006.

Repayment and maturity of the Investment Loan

The remaining balance of the Investment Loan is repayable in two equal installments on 31 March 2007 and 30 September 2007. All amounts outstanding under the Revolving Credit Facility need to be repaid on 22 May 2007.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Guarantee and security

The Credit Facilities were provided on an unsecured basis to Matel. However INVITEL shall procure that its obligations under the Investment Credit Facilities Agreement do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations. In addition INVITEL shall not permit to exist any encumbrance over all or any part of its respective present and future undertakings, assets, rights or revenues to secure or prefer any of their present and future indebtedness, other than a ‘Permitted Encumbrance’ as defined in the and under the terms of the Facilities Agreement (see above).

Deferred Borrowing Costs

The current and non-current portion of deferred borrowing costs by Facility A and Facility B and the HY Bonds are detailed in the following table:

	At 31 December 2006			At 31 December 2005
	Current	Non-Current	Total	Current	Non-Current	Total
	(in thousands of EUR)			(in thousands of EUR)
Deferred borrowing costs
Facility A	(515)	(1 801)	(2 316)	(520)	(2 338)	(2 858)
Facility B	(98)	(345)	(443)	(99)	(447)	(546)
High Yield Bond	—	(4 549)	(4 549)	—	(5 405)	(5 405)

Total Deferred Borrowing Cost	(613)	(6 695)	(7 308)	(619)	(8 190)	(8 809)

17.	Financial Instruments

Financial instruments carried on the balance sheet include cash and bank balances, investment in securities, trade and other receivables, trade payables, leases receivables and payables and borrowings. The Group also has derivative financial instruments that reduce the exposure to fluctuations in foreign currency exchange and interest rates and manage credit risk.

Credit risk

Management has a credit policy in place and the exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount. The Group generally does not require collateral in respect of financial assets. The Group is not exposed to any significant concentration of credit risk as its customer base is widely spread.

Investments are allowed in EUR or HUF denominated securities, which are freely negotiable, marketable and (1) are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc. or (2) are issued by the Republic of Hungary. Transactions involving derivative financial instruments are with counter-parties with whom the Group has a signed netting agreement as well as high credit ratings. Given their high credit ratings, management does not expect any counter-party to fail to meet its obligations with respect to its derivative financial instruments.

The Group has made provisions of EUR 10,269 thousand and EUR 9,167 thousand for overdue receivables at 31 December 2006 and 2005, respectively. Besides the risk on receivables the maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the balance sheet. Due to the nature of the services provided by the Group there are no significant concentrations of credit risk.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Liquidity risk

In accordance with the Treasury Policy of the Company as approved by the Board of Directors, a prudent liquidity management is maintained by means of holding sufficient amounts of cash and marketable securities that are available for making all operational and debt service related payments when those become due. In addition the Company has a EUR 5 million revolving bank facility as part of the EUR 165 million Senior Bank Facility (see Note 16). The revolving facility can be drawn partly in euro and in Hungarian Forints until the final maturity of the Senior Bank Facility. In addition the Company has an EUR 1 million revolving facility as part of the EUR 9 million Investment Loan (see Note 16) being available for drawdown until 22 May 2007. None of the revolving facilities have been utilized yet.

The Group only invests in highly liquid assets, which are readily convertible into cash.

Interest rate risk

The Group’s investments in fixed-rate debt securities and its fixed-rate borrowings are exposed to a risk of change in their fair value due to changes in interest rates. The Group’s investments in variable-rate debt securities and its variable-rate borrowings are exposed to a risk of change in cash flows due to changes in interest rates.

The Group is exposed to interest rate cash flow risk since a portion of the interest of its Interest Bearing Borrowings is based on variable inter-bank rates. To reduce its interest rate cash flow risk the Group entered into Interest Rate Swap Agreements based on standard ISDA agreements in which the floating EURIBOR rates were charged to swapped for fixed EUR rates.

In 2001 the Group entered into agreements with BNP Paribas Paris (“BNP”) and with Royal Bank of Scotland (“RBS”, hereinafter referred to as “the 2001 Interest Rate Swap”) and the total notional amount of the agreements are as follows:

31/12/2004 – 30/06/2005	EUR 170 million
30/06/2005 – 30/12/2005	EUR 155 million
30/12/2006 – 30/06/2006	EUR 140 million
30/06/2006 – 29/12/2006	EUR 120 million

Based on the agreements the floating rate of 6 month EURIBOR was swapped to a fixed rate of 5.50% from 1 January 2004 until 29 December 2006.

In March 2006 the Group continued the execution of its Hedging Program and entered into two 1 year interest rate swap agreements with BNP in order to reduce its interest rate risk the Group, for the following periods and notional amounts:

29/12/2006 – 30/03/2007	EUR 101 million
30/03/2007 – 29/06/2007	EUR 97 million
29/06/2007 – 28/09/2007	EUR 92 million
28/09/2007 – 28/12/2007	EUR 88 million

Based on the agreements the floating rate of 3 month EURIBOR has been swapped to a fixed rate of 3.43% from 1 January 2007 until 28 December 2007, thereby hedging 100% of the interest rate risk related to the EUR tranche of the Senior Bank Facility Loan (hereinafter “the 2006 Interest Rate Swap”) for the period of the swap agreements.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Based on the existing hedging policy not less than 50 percent of the outstanding amount of the Secured Bank Facility Loan has to be hedged to cover interest rate risk, for the period of a minimum of two years.

	Notional amount		Fair value
	At 31 December	At 31 December	At 31 December	At 31 December
	2006	2005	2006	2005
	(in thousands of EUR)
Interest rate swaps	101 457	140 000	470	(3 484)

	Notional amount		Fair value
	At 31 December	At 31 December	At 31 December	At 31 December
	2006	2005	2006	2005
	(in thousands of EUR)		(in thousands of EUR)
Interest rate swaps - hedging	101 457	119 000	470	(2 961)
Interest rate swaps - non hedging	—	21 000	—	(523)

	101 457	140 000	470	(3 484)

As described in Note 2.13 the Group, based on its review of the classification of its interest rate derivative portfolio and the putting into place of various procedures to meet the hedging requirements of IAS 39, has applied cash-flow hedge accounting for the portion designated into the hedging relationship as from 1 January 2005. 85% of the notional amount of the 2001 Interest Rate Swap has been designated into the hedging relationship. The change in the fair value of the interest rate swap is recognized as follows:

(i)	15% of the change in the fair value (portion not designated to the hedging relationship) of the interest rate swap is recognized in the income statement as net financial expense.

(ii)	The effective portion of the fair value change is recognized in equity as cash-flow hedge reserve.

(iii)	The remaining amount of the fair value change (ineffective portion) is recognized in the income statement as net financial expense.

Based on the measurement of hedge effectiveness as of 31 March 2005, the 2001 Interest Rate Swap was no longer considered as effective. The notional amount and the fair value thereof were classified to the non-hedging category from that date.

The 2006 Interest Rate Swap have been designated into the hedging relationship in their full amount at inception, as they are expected to effectively hedge the interest rate exposure due in 2007 due to the matching of principal terms.

Foreign currency risk

Most of the Group’s recurring revenue is denominated in HUF, but its Secured Bank Facility Loan is 84% denominated in EUR and only 16% in HUF. In addition the HY Bond is also denominated in EUR, thus, the Group incurs significant foreign currency risk.

According to the existing Hedging Policy the Group hedges at least 50 percent of the scheduled repayment of the EUR Secured Bank Facility Loan and the interest payment of the HY Bond due within the next two years. The Group uses forward exchange contracts to hedge its foreign currency risk by purchasing forward EUR contracts at a fixed price. The forward exchange contracts have maturities from 15 February 2007 to 28 December 2007.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

	Notional amount		Fair value
	At 31 December	At 31 December	At 31 December	At 31 December
	2006	2005	2006	2005
	(in thousands of EUR)		(in thousands of EUR)
Foreign exchange forward - hedging	40 988	37 377	(2 327)	(1 536)
Foreign exchange forward - non-hedging	—	—	—	—

	40 988	37 377	(2 327)	(1 536)

As described in Note 2.13 the Group, based on its review of the classification of its foreign exchange forward portfolio and the putting into place various procedures to meet the hedging requirements of IAS 39, has applied fair value hedge accounting for the contracts designated into hedging relationships as from 1 January 2005. All forward foreign exchange contracts are stated at their fair value and the profit or loss resulting from the changes in the fair value has been recognized in the income statement as net financial expenses.

The fair value changes relating to changes in exchange rates on unrecognized firm commitments designated in fair value hedges is recognized as a derivative financial asset or liability against net financial expenses.

Reconciliation of derivative fair values

The tables below provide a reconciliation of the fair value of the derivative contracts outstanding at the reporting date to the balance sheet. As at the reporting date the fair value of derivatives were recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the contracts. As described in Note 2.13 Derivative Financial Instruments the Company applies hedge accounting since 1 January 2005. As a result the fair value of hedged items (firm commitments) is also recognized in the balance sheet as Derivative Financial Instruments or as Other Non-Current Asset/Liability depending on the maturity of the item being hedged.

At 31 Decmeber 2006
	Positive	Negative	Net
(in thousands of EUR)
Fair value of fx forward contracts - current	—	2 327	(2 327)
Fair value of fx forward contracts - non-current	—	—	—
Fair value of IRS contracts - current	470	—	470
Fair value of IRS contracts - non-current	—	—	—

	470	2 327	(1 857)

At 31 December 2005
	Positive	Negative	Net
(in thousands of EUR)
Fair value of fx forward contracts - current	26	1 562	(1 536)
Fair value of fx forward contracts - non-current	—	—	—
Fair value of IRS contracts - current	—	3 484	(3 484)
Fair value of IRS contracts - non-current	—	—	—

	26	5 046	(5 020)

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Fair value of financial instruments is presented in the balance sheet as follows:

	At 31 December
	2006	2005
	(in thousands of EUR)
Positive fair value of fx forward contracts - current	—	26
Positive fair value of IRS contracts - current	470	—
Fair value of hedged items (current)	985	355

Current Derivative Financial Instruments - Assets	1 455	381

	At 31 December
	2006	2005
	(in thousands of EUR)
Negative fair value of fx forward contracts - current	2 327	1 562
Negative fair value of IRS contracts - current	—	3 484
Fair value of hedged items (current)	—	11

Current Derivative Financial Instruments - Liabilities	2 327	5 057

Fair values

The net carrying amounts of financial assets including cash, receivables and payables reflect reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The market value of the bonds was 112.50%, EUR 159.8 million as at 31 December 2006 as quoted on the Luxembourg Stock Exchange.

The fair value of the Secured Bank Facility Loan approximates the carrying amounts in the financial statements due to (i) the variable interest paid on this debt being re-priced at least on a semi-annual basis and (ii) the fact that the risk premium component of the interest paid to the bank syndicate reflects the credit risk of the Company as it changes in accordance with the Senior Debt to EBITDA ratio.

The fair value of the Investment Loan Facility approximates the carrying amounts in the financial statements due to the variable interest paid on this debt being re-priced at least on a quarterly basis.

18.	Other Non-Current Liabilities

	At 31 December
	2006	2005
	(in thousands of EUR)
Fair value of interest rate swap deals	—	3 484
Fair value of foreign exchange forward deals	—	1 573
Financial lease	32	—
Less amounts transferred to current liabilities	—	(5 057)

Total Other Non-Current Liabilities	32	—

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

19.	Provisions

	At 31 December
	2006	2005
	(in thousands of EUR)
Provision for restructuring	879	—
Provision for legal cases	5	22

Total Provisions	884	22

Provision for restructuring at 31 December 2006 relates to the expected costs arising from current plans of restructuring of Euroweb Hungary in connection with its acquisition by INVITEL and relocation of its premises.

Provision for legal cases relates to ongoing legal cases with former employees. These legal cases are expected to be closed during the next two years.

The amount of provisions made approximates the expected outflows of economic benefits.

20.	Accrued Expenses and Deferred Income

At 31 December
	2006	2005
(in thousands of EUR)
Accrued expenses	8 874	7 815
Accrued interest	6 254	5 743
Deferred income	1 781	2 109

Total Accrued Expenses and Deferred Income	16 909	15 667

21.	Operating Leases

Non-cancellable operating lease rentals are payable as follows:

At 31 December
	2006	2005
(in thousands of EUR)
1 year or less	5 298	5 097
2-3 years	5 932	6 154
4-5 years	3 728	4 978
After 5 years	4 783	7 871

Total Non-cancellable Lease Rentals Payable	19 741	24 100

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

22.	Capital Commitments

During the period ended 31 December 2006 the Group entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment).

The value of such capital commitments was EUR 1,972 thousand and EUR 2,040 thousand at 31 December 2006 and 2005, respectively in the case of INVITEL. Current projects to which such capital commitments relate to include investment in information systems and customer service related infrastructure, data and voice transmission equipment, and access network construction. Capital commitments are expected to be realized during the course of the six months.

Euroweb Romania has finance lease agreements that expire over the next three years. The future minimum lease payments arising from such finance leases are as follows: EUR 65 thousand in 2007 and EUR 32 thousand in 2008.

As at 31 December 2006 the Group had the following outstanding payment guarantees:

		At 31 December 2006
		(in thousands of EUR)
Beneficiary	Amount	Maturity	Guarantee issuer
Hungarotel Távközlési ZRt.	51	05/10/2007	Kereskedelmi és Hitelbank ZRt.

	51

		At 31 December 2005
		(in thousands of EUR)
Beneficiary	Amount	Maturity	Guarantee issuer
Einkaufs-Center Arkaden PécsKG
Magyarország Fióktelep	4	31/12/2006	HVB Hungary Bank ZRt.
Magyar Telekom NyRt.	218	04/07/2006	Kereskedelmi és Hitelbank ZRt.
Magyar Telekom NyRt.	3 089	17/10/2006	Kereskedelmi és Hitelbank ZRt.

	3 311

23.	Contingencies

The Group is involved in legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these cases to have a material effect on the Group’s financial positions.

The Group accounts for termination services provided by mobile operators at regulated interconnection rates. The mobile service providers have ongoing legal cases against the regulator with respect to such termination fees. Management of the Group believes that the outcome of such disputes will not have a significant impact on the consolidated financial statements of Matel Holdings, and accordingly no provision has been recorded in the consolidated financial statements for the possible return of amounts arising from reduced regulated interconnection rates.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

24.	Taxation

The Income taxes (charge) / benefit for the period comprises:

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Current tax	(176)	(49)
Deferred tax	(1 492)	(1 432)

Income Tax (Expense) / Benefit	(1 668)	(1 481)

Matel Holdings is resident for tax purposes in the Netherlands Antilles. Matel Holdings is regarded as an off-shore company for taxation purposes in the Netherlands Antilles. The Company is taxed based on a tax ruling issues by local tax authorities for the period of 1 January 2003 through 31 December 2008. According to such tax ruling, income earned by the Company is taxed at the rate of 2.4%—3% and capital gains will be exempt from tax.

Matel is resident for tax purposes in the Netherlands and is subject to Dutch corporate income tax on its net worldwide income. As of 1 January 2006, the corporate income tax rate is 29.6% instead of the former rate of 31.5%. Profits up to EUR 22,689 are subject to 25.5% corporate income tax as of 1 January 2006, instead of the former rate of 27%.

Since Matel’s subsidiaries are subject to the participation exemption in Article 13 of the Dutch Corporate Income Tax Act, dividends received from the subsidiaries will not be subject to Dutch corporate income tax upon meeting the relevant criteria. It is not expected that Matel will derive any significant income from its investments in its subsidiaries in Hungary.

Matel is required to remit 8.3% withholding tax on dividends paid to its shareholders. Under certain conditions, the Dutch dividend withholding tax rate would be reduced if Matel distributed dividends to its shareholders out of dividends that it has received from its subsidiaries, providing the latter have been subject to a dividend withholding tax.

INVITEL, V-Holding and Euroweb Hungary are tax residents in Hungary and are taxed at flat corporate income tax rate of 16% valid for the years 2006 and 2005. The tax basis is the adjusted unconsolidated pre-tax profits of INVITEL.

As of 1 September 2006, a new tax (the “Solidarity Tax”) was introduced in Hungary on top of the 16% corporate income tax. The rate of Solidarity Tax is 4%. The basis of Solidarity Tax is the unconsolidated adjusted pre-tax profit. Tax losses carried forward cannot be offset against the basis of Solidarity Tax.

Euroweb Romania is tax resident in Romania. The Romanian corporate income tax rate is 16% in 2006.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Deferred tax assets are attributable to the following items:

	Assets		Liabilities
	31 December 2006	31 December 2005	31 December 2006	31 December 2005
	(in thousands of EUR)		(in thousands of EUR)
Tax loss carried forward	6 300	7 256	—	—
Other non-current financial assets	—	557	98	68
Interest bearing borrowings	—	—	1 374	1 328
Intangible assets	626	624	674	—
Trade and other receivables	—	—	—	16
Provisions	173	—	43	83
Property, plant and equipment	21	—	35	60
Due diligence expenses	—	—	—	76
Deferred foreign exchange loss	669	—	—	—

	7 789	8 437	2 224	1 631

Net Deferred Tax Assets	5 565	6 806

Deferred tax liabilities are attributable to the following items:

	Assets		Liabilities
	31 December 2006	31 December 2005	31 December 2006	31 December 2005
	(in thousands of EUR)		(in thousands of EUR)
Accrued Expenses and Deferred Income	—	—	118	—
Reserves	—	—	20	—
Provisions	23	—	—	—
Other Non—Current liabilities	12	—	—	—
Property, plant and equipment	43	—	—	—

	78	—	138	—

Net Deferred Tax Liabilities			60	—

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the Hungarian statutory tax rate of 16% or 20% as applicable for INVITEL and Euroweb Hungary and at the statutory tax rate of Romania of 16% in the case of Euroweb Romania.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Group has tax loss carry forwards in the amount of EUR 39,937 thousand at 31 December 2006. Tax loss carry forwards of EUR 921 thousand will expire in 2007 and EUR 19,858 thousand will expire in 2008. Of the tax loss carry forwards EUR 19,158 thousand is not subject to any statutory expiry limitations. Tax losses expiring in 2007 have not been provided for as deferred tax assets.

It is considered that the reduction in the cost base of the Group companies realized to date and the tax planning opportunities available to the companies, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Reconciliation of effective tax rate is as follows:

	For the year ended 31 December
	2006	2005
	(in thousands of EUR)
Net profit / (loss) before tax	7 001	(940)

Income tax using the parent company corporate tax rate	(110)	28
Solidarity tax paid	(125)	—
Effect of tax rates in foreign jurisdictions	(34)	(1 462)
Tax on non taxable income and non-deductible expenses	427	(576)
Tax losses and timing differences for which no deferred tax is recognized	(1 645)	1 131
Effect of change in tax rate	(181)	—
Under /(over) provided in prior years	—	(602)

Income Tax (Expense) / Benefit	(1 668)	(1 481)

25.	Related Party Transactions

Related parties at 31 December 2006 include the Group’s subsidiaries, as well as EEIF (AIG) and GMT as owners and key management personnel of the Group.

There were no related party transactions between the Group and related parties during the periods presented, other than disclosed earlier in these notes or described below.

EEIF and GMT provide management and consultancy services to the Group and charged EUR 517 thousand during the year ended 31 December 2006 and EUR 506 thousand during the year ended 31 December 2005 for such services. The Group had EUR 73 thousand payable at 31 December 2006, and had, no outstanding management fees payable to EEIF and GMT at 31 December 2005.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 3,302 thousand and EUR 1,675 thousand for the year ended 31 December 2006 and 2005, respectively. Share based compensation expense recognized relating to such compensation granted to key management personnel amounted to EUR 673 thousand for the year ended 31 December 2006 (nil in 2005).

There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the periods ended 31 December 2006 and 2005. There have been no loans or guarantees provided to key management personnel during the periods ended 31 December 2006 and 2005.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

26.	Segment Reporting

Transfers between segments of the Group are measured at fair value. The following table presents a summary of operating results by business segment for the year ended 31 December 2006 and 2005 :

For the year ended 31 December
	2006	2005
(in thousands of EUR)
Revenue
Mass Market Voice	77 363	89 131
Mass Market Internet	24 367	20 031
Business	54 727	44 826
Wholesale	29 528	27 355
Inter-segment elimination	(379)	—

Total revenue	185 606	181 343

Cost of Sales
Mass Market Voice	(13 715)	(12 873)
Mass Market Internet	(4 050)	(2 879)
Business	(18 208)	(11 735)
Wholesale	(21 454)	(21 423)
Inter-segment elimination	324	—

Total cost of sales	(57 103)	(48 910)

Gross margin
Mass Market Voice	63 648	76 258
Mass Market Internet	20 317	17 152
Business	36 519	33 091
Wholesale	8 074	5 932
Inter-segment elimination	(55)	—

Total gross margin	128 503	132 433

Depreciation and amortization
Mass Market Voice	(23 586)	(30 057)
Mass Market Internet	(2 539)	(3 321)
Business	(7 576)	(9 457)
Wholesale	(620)	(925)

Total segment depreciation	(34 321)	(43 760)
Unallocated depreciation	(3 634)	(5 261)

Total depreciation and amortization	(37 955)	(49 021)

Impairment loss
Mass Market Voice	(170)	(78)
Mass Market Internet	(4)	(44)
Business	(12)	(41)
Wholesale	—	(2)

Total impairment loss	(186)	(165)

Capital expenditure
Mass Market Voice	6 934	9 845
Mass Market Internet	6 546	6 707
Business	9 149	6 194
Wholesale	1 021	949

Total capital expenditure	23 650	23 695

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

At 31 December
	2006	2005
(in thousands of EUR)
Assets
Mass Market Voice	201 638	209 837
Mass Market Internet	23 642	24 537
Business	72 841	67 194
Wholesale	8 470	8 122
Inter-segment elimination	(496)	—

Total segment assets	306 095	309 690
Unallocated assets	42 164	41 429

Total assets	348 259	351 119

Liabilities
Mass Market Voice	15 368	16 318
Mass Market Internet	4 957	3 666
Business	13 490	8 206
Wholesale	6 104	5 010
Inter-segment elimination	(496)	—

Total segment liabilities	39 423	33 200
Unallocated liabilities	259 053	274 621

Total liabilities	298 476	307 821

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

The following table presents a summary of operating results of the Group by geographical segment for the period ended 31 December 2006, 2005:

For the year ended 31 December
	2006	2005
(in thousands of EUR)
Revenue
Hungary	180 562	181 343
Romania	5 423	—
Inter-segment elimination	(379)	—

Total revenue	185 606	181 343

Cost of Sales
Hungary	(54 783)	(48 910)
Romania	(2 644)	—
Inter-segment elimination	324	—

Total cost of sales	(57 103)	(48 910)

Gross margin
Hungary	125 779	132 433
Romania	2 779	—
Inter-segment elimination	(55)	—

Total gross margin	128 503	132 433

Depreciation and amortization
Hungary	(34 006)	(43 760)
Romania	(315)	—

Total segment depreciation	(34 321)	(43 760)
Unallocated depreciation	(3 634)	(5 261)

Total depreciation and amortization	(37 955)	(49 021)

Impairment loss
Hungary	(186)	(165)
Romania	—	—

Total impairment loss	(186)	(165)

Capital expenditure
Hungary	22 200	23 695
Romania	1 450	—

Total capital expenditure	23 650	23 695

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

At 31 December
	2006	2005
(in thousands of EUR)
Assets
Hungary	299 594	309 690
Romania	6 997	—
Inter-segment elimination	(496)	—

Total segment assets	306 095	309 690
Unallocated assets	42 164	41 429

Total assets	348 259	351 119

Liabilities
Hungary	37 444	33 200
Romania	2 475	—
Inter-segment elimination	(496)	—

Total segment liabilities	39 423	33 200
Unallocated liabilities	259 053	274 621

Total liabilities	298 476	307 821

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

27.	Expenses by function

The following table presents a summary of expenses by function of the Group for the period ended 31 December 2006 and 2005:

For the year ended 31 December
	2006		2005
(in thousands of EUR)
Revenue		185 606		181 343
Cost of sales		(57 103)		(48 910)

Gross margin		128 503		132 433

Depreciation and amortization	(34 321)		(43 760)
Personnel expenses	(5 915)		(4 906)
Headcount related costs	(1 250)		(1 084)
Network operating expenses	(12 275)		(12 550)

Distribution costs		(53 761)		(62 300)

Depreciation and amortization	(3 634)		(5 261)
Bad debt expense	(855)		(1 070)
Collection costs	(1 397)		(1 264)
Legal and consultant fees	(74)		(394)
Consultant expenses	(644)		—
Adverstising and marketing costs	(3 094)		(2 591)
Personnel expenses	(16 353)		(14 606)
Headcount related costs	(5 790)		(6 390)
IT costs	(3 821)		(3 533)
Cost of reorganization	(1 813)		(2 046)
Due diligence expense	(425)		(184)
Capitalised costs	1 972		2 069

Administrative expenses		(35 928)		(35 270)

Management fee	(576)		(644)
Local operating and other taxes	(3 711)		(4 394)
Other costs, net	(461)		68

Other expenses		(4 748)		(4 970)

Profit from operations		34 066		29 893

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

28.	First Time Adoption of IFRS

These financial statements are Matel Holding’s first consolidated financial statements prepared in accordance with IFRS. The comparatives presented in these financial statements are the comparatives presented in Matel Holdings’ financial statements for the year ended 31 December 2006 (see Note 2.1).

Matel Holdings prepared annual financial statements in accordance with IFRS for the first time for the year ended 31 December 2006, although Matel, the 100% subsidiary of Matel Holdings had prepared consolidated financial statements under IFRS in previous years.

The accounting policies set out in Note 2 have been applied in preparing the annual financial statements of Matel Holdings for the year ended 31 December 2006, the comparative information presented in these financial statements for the year ended 31 December 2005 and in the preparation of an opening IFRS balance sheet at 1 January 2005 (the date of transition of Matel Holdings).

When preparing its IFRS opening balance sheet as of 1 January 2005, Matel Holdings elected to use the exemption provided by IFRS 1 not to restate the acquisition of Matel as the business combination which occurred before the date of transition to IFRS. Therefore, assets and liabilities of Matel are recognized and measured in the opening IFRS balance sheet of Matel Holdings at the amounts reflected in Matel’s IFRS balance sheet as at 1 January 2005. Deemed goodwill was calculated by comparing the cost of the initial investment in the separate financial statements of Matel Holdings to the net assets of Matel under IFRS at the date of transition and as a result negative goodwill of EUR 31,395 thousand was recorded against retained earnings in the opening IFRS balance sheet of Matel Holdings.

29.	Subsequent Events

On 9 January 2007 Invitel Holdings signed an agreement with Hungarian Telephone and Cable Corp. (“HTCC”) to sell 100% of its share in Matel Holdings and thereby indirectly 99.98% of the shares of INVITEL for a total consideration, including the assumption of net indebtedness on closing, of EUR 470 million. The transaction is subject to customary closing conditions including receipt of Hungarian and Romanian regulatory approvals and is expected to close in the first half of 2007.

By 20 April 2007 HTCC received the necessary approvals from the Hungarian Competition Office and the Romanian regulatory authorities relating to the Acquisition.

Floating Rate Senior Notes

On 27 April 2007, HTCC Holdco II B.V. (“HTCC Holdco II”), a 100% subsidiary of HTCC issued Floating Rate Senior Notes (“the 2007 Notes”), in the aggregate principal amount of EUR 200 million (“the Offering”).

The gross proceeds from the Offering were loaned partly to PanTel and Hungarotel (subsidiaries of HTCC) in order to refinance indebtedness of such subsidiaries (“the Proceeds Loans”) and were partly used to finance the Acquisition.

On 27 April 2007 HTCC completed the Acquisition of Matel Holdings. Upon completion of the Acquisition, HTCC Holco I, a 100% subsidiary of HTCC and the 100% owner of HTCC Holdco II acquired all of the outstanding shares of Matel Holdings, Matel’s 100% parent company. Concurrently with the consummation of the Acquisition, HTCC Holdco II transfered to Matel substantially all of its assets, consisting of equity interests in Hungarotel, PanTel and PanTel Technocom. In consideration for the transfer of such assets by HTCC Holdco II to Matel, Matel assumed all of the indebtedness and other obligations of HTCC Holdco II under the 2007 Notes.

The issue was at face value and resulted in cash proceeds of EUR 200 million. The cost of issuance of EUR 21 million will be deferred over the term of the 2007 Notes and will be recognised in the income statement using the effective interest rate method.

Application has been made to list the 2007 Notes to the Official List of the Luxembourg Stock Exchange and to trade the Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange.

The 2007 Notes bear a variable interest charge of EURIBOR plus 3.0%. Interest on the 2007 Notes will accrue from the date of issuance and will be payable quarterly in arrears on 1 February, 1 May, 1 August and 1 November of each year, begining on 1 August 2007. The final maturity of the 2007 Notes is on 1 February 2013.

PIK Notes

On 27 April 2007, in connection with the closing of the Acquisition, HTCC Holdco I entered into a supplemental bond indenture with Invitel Holdings as issuer and the Bank of New York as trustee relating to the PIK Notes (“the PIK Indenture”). Pursuant to the PIK Indenture, HTCC Holdco I replaced Invitel Holdings as the issuer of the PIK Notes and assumed all of the rights and obligations of the issuer.

Secured Bank Facility Loan

On 27 April 2007, in connection with the closing of the Acquisition, an amendment was made to the Facilities Agreement between Matel, INVITEL as borrower, certain Group companies as original guarantors, BNP Paribas and Credit Suisse First Boston International as arrangers, certain banks and financial institutions as original lenders, BNP Paribas as agents and BNP Paribas Trust Corporation UK Limited as security trustee. The Amended Facilities Agreement provides facilities of up to EUR 145 million, comprised of (i) an euro amortizing Term Loan of EUR 96.9 million, (ii) a Hungarian Forint amortizing Term Loan of HUF 4 628 million (approximately EUR 18 million, (iii) a Revolving Facility of EUR 4.2 million and HUF 200 million (approximately EUR 800 thousand), and (iv) an euro Liquidity Facility of EUR 25 million. Neither the Revolving Facility in item (iii) nor the Liquidity Facility in item (iv) were drawn down in connection with the Acquisition.

Intercreditor agreement

In order to reflect the new obligations under the 2007 Notes and hedging obligations and to establish the relative rights of certain of its creditors under the new financing arrangements described above, Hungarotel, PanTel and PanTel Technocom joined the Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the holders of the 2007 Notes and the trustee for the High Yield Bonds. The Intercreditor Agreement provides that if there is inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain documents, including the Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

30.	Reconciliation between International Financial Reporting Standards (IFRS) to United States Generally Accepted Accounting Principles (US GAAP)

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, which differ in certain respects from US GAAP. The principal differences between IFRS and US GAAP are presented below, together with explanations of the adjustments that affect consolidated net profit for the years ended 31 December 2006 and 2005 and total shareholder’s equity as of 31 December 2006 and 2005.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

		For the year ended 31 December
	Note	2006	2005
Net profit / (loss) attributable to equity holders of the parent under IFRS		5 331	(2 421)
Net profit / (loss) attributable to minority interest under IFRS	a	2	—

Net profit / (loss) for the period under IFRS		5 333	(2 421)

Adjustments for US GAAP
Business Combinations
Fair value adjustments	b	2 048	13 334
Restructuring charges and cost of business acquisition	b	1 170	—
Revenue recognition	c	(31)	(18)
Capitalization of interest expense	d	320	124
Push-down of PIK Notes	e	(2 741)	—
Embedded derivatives	f	579	243
Subscriber acquisition costs	g	(129)	(571)
Tax effect of US GAAP adjustments	h	(167)	(2 098)

Total US GAAP adjustments on net profit / (loss) for the period		1 049	11 014

Net profit / (loss) for the period under US GAAP		6 382	8 593
Net profit / (loss) attributable to equity holders of the parent (net income or loss) under US GAAP		6 380	8 593
Net profit / (loss) attributable to minority interest under US GAAP		2	—
Other comprehensive income		67	601

Total comprehensive income		6 449	9 194

		As at 31 December
	Note	2006	2005
Shareholders’ equity under IFRS		49 767	43 284
Minority interest under IFRS	a	16	14

Total equity under IFRS		49 783	43 298

Adjustments for US GAAP
Business Combinations
Fair value adjustments	b	(4 906)	(6 954)
Restructuring charges and cost of business acquisition	b	1 170	—
Revenue recognition	c	(1 124)	(1 093)
Capitalization of interest expense	d	465	145
Push-down of PIK Notes	e	(121 804)	—
Embedded derivatives	f	1 642	1 063
Subscriber acquisition costs	g	24	153
Tax effect of US GAAP adjustments	h	866	1 033
Other comprehensive income		395	182

Total US GAAP adjustments to total equity		(123 272)	(5 471)

Minority interest under US GAAP		(16)	(14)

Total equity under US GAAP		(73 505)	37 813

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Notes to the US GAAP Reconciliation

Note (a): Minority Interest

In contrast to IFRS, minority interests are deducted in the determination of US GAAP net income and excluded from total equity. Therefore, adjustments were recorded to decrease total equity for EUR 16 thousand and EUR 14 thousand as of 31 December 2006 and 2005, respectively.

Note (b): Business Combinations

Purchase Price Allocation

Matel was acquired by Matel Holdings on 23 May 2003. For IFRS purposes, no push-down accounting is required and as a consequence no fair value adjustments were recorded to the book value of assets at the date of acquisition.

US GAAP requires the cost of acquiring the business to be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Any excess of purchase cost over the fair values assigned to the acquired net assets is reported as goodwill. If the fair value assigned to the acquired nets assets is greater than the purchase cost the negative goodwill reduces the long term assets proportionately. The remaining negative goodwill, if any, is then written off to the income statement. Under US GAAP such purchase accounting adjustments are required to be “pushed down” in the separate financial statements of the acquired entity.

Application of US GAAP under SFAS 141 and 142 require Matel to identify, measure and to separately account for intangible assets such as licenses and customer relationships. For this purpose, independent valuations were prepared on the assets and liabilities of Matel at the date of acquisition using estimates and assumptions provided by management. Resulting fair value adjustments were recorded under US GAAP.

As a result of the above purchase price allocation and fair value adjustments, differences in the amortization of intangible assets in the income statement were EUR 2,048 thousand and EUR 13,334 thousand for the years ended 31 December 2006 and 2005, respectively.

Debt Issuance Costs

In connection with the acquisition of Matel in 2003, Matel’s debt was refinanced. Under IFRS the refinancing was considered to be an extinguishment of debt and accordingly, the prior debt issuance costs were written-off to financial expenses upon refinancing. Under US GAAP such costs were included in the 2003 purchase price allocation in accordance with EITF 98-1 – “Valuation of Debt Assumed in a Purchase Business Combination”. As a result Matel capitalized debt issuance costs relating to its 2003 acquisition as part of the purchase price allocation discussed above.

Restructuring Charges and Costs of Business Combination

During Matel’s acquisition by Matel Holdings in 2003, Matel recorded restructuring expenses for costs of headcount reduction and costs relating to the change in ownership. Under EITF 95-3 – “Recognition of Liabilities in Connection with a Purchase Business Combination”, involuntary termination of employees and relocation of employees should be recognized as liabilities assumed in a purchase combination and included in the purchase price allocation if the costs meet the qualifying criteria.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

In addition, under FASB Statement No. 141 – “Business Combinations” (FAS 141), the direct external costs of business combinations include direct out-of-pocket costs or incremental costs that are related to the business combination and should also be part of the purchase price allocation. Based on the guidance in EITF 95-3 and FAS 141, Matel capitalized restructuring charges and costs of business combination during purchase accounting relating to its 2003 acquisition as part of the purchase price allocation described above. All amounts capitalized for restructuring charges were utilized in full by the first quarter of 2004.

In addition, during the acquisition of Euroweb Hungary in 2006 by INVITEL, a restructuring provision was recorded against income under IFRS relating to a real-estate lease, where early termination was planned and severance payments for redundant employees. As stated above, EITF 95-3 requires that the costs of a plan to exit an activity and involuntarily terminate employees of an acquired company to be recognized as liabilities assumed in a purchase business combination and included in the allocation of the acquisition cost if specific criteria were met. The specific criteria were met at the time of the acquisition of Euroweb Hungary. Based on this guidance, a US GAAP adjustment was recorded to equity to capitalize these costs during purchase accounting in the amount of EUR 1,170 thousand.

Note (c): Revenue Recognition

Under IFRS, connection fee revenue, which are fees charged to customers when they order voice, data and Internet services to connect them to the network and for the associated equipment, is recorded to income when invoiced. The directly related costs of customer connections are capitalized and amortized over the expected customer relationship period. US GAAP requires both the connection fee revenue and the associated costs to be recognized over the expected customer relationship period. As the directly associated costs relating to the connection revenue are already capitalized and amortized under IFRS, the Company recorded a net US GAAP adjustment decreasing profit before tax in the amount of EUR 31 thousand and EUR 18 thousand for the years ended 31 December 2006 and 2005, respectively to give effect to the deferral of such revenue over the expected customer relationship period, net of the amortization of connection fees deferred in prior periods.

At 31 December 2006 and 2005 the Company had deferred revenue relating to connection fees of EUR 1,124 thousand and EUR 1,093 thousand, respectively.

Note (d): Capitalization of Interest Expense

Under both IFRS IAS 38 – “Intangible Assets”, and US GAAP SOP 98-1 – “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, costs were capitalized during the previous three years for the development of a billing system. However, under IFRS no interest has been capitalized based on the policy choice available under IFRS. US GAAP FAS 34 – “Capitalization of Interest Costs”, requires interest to be capitalized, if material, when borrowings are outstanding and an extended period of time is required to get the assets ready for their intended use regardless of whether the borrowings were taken directly for capital investment projects. The criteria of FAS 34 has been meet for the software assets relating to the billing system and US GAAP adjustments to capitalize interest have been recorded accordingly.

The Company capitalized interest expense under US GAAP amounting to EUR 320 thousand and EUR 124 thousand under US GAAP for the years ended 31 December 2006 and 2005, respectively. Equity is increased by EUR 465 thousand and EUR 145 thousand at 31 December 2006 and 2005, respectively, as a result of capitalizing qualifying interest expense under US GAAP.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Note (e): Push-Down of PIK Notes

In October 2006, Invitel Holdings issued EUR 125 million of PIK Notes due in 2013. The PIK Notes are secured by the shares of Matel Holdings and are subordinated to all existing and future borrowings of the Group and allow for interest to be paid in the form of additional notes or cash. Under IFRS, the PIK Notes are shown in the financial statements of Invitel Holdings and are not pushed down to Matel. However, under US GAAP, SAB Topic 5J, certain circumstances exist that require the debt of the holding company to be pushed down to a subsidiary.

Matel Holdings’ shares are collateral for the PIK Notes and as part of the anticipated acquisition of Matel Holdings by HTCC the PIK Notes will become part of the obligations of HTCC. Therefore, the Group applied push-down accounting with respect to the PIK Notes and related interest charges and recorded an adjustment under US GAAP to net profit of EUR 2,741 thousand for the year ended 31 December 2006 and an adjustment to recognize the liability and decrease equity of EUR 121,804 thousand at 31 December 2006.

Note (f): Embedded Derivatives

The revised interpretation of IAS 39 – “Financial Instruments: Recognition and Measurement”, does not consider contracts denominated in a currency that is not the functional currency of either of the contracting parties as a separable host contract and embedded derivative if the contract’s currency is widely used in that market. Therefore, under IFRS, the Company has not recognized or re-measured contracts where the currency of the contract is not in the functional currency of either of the contracting parties but widely used when providing services covered by the contract. However, under FASB Statement No. 133 – “Accounting for Derivative Instruments and Hedging Activities”, the existence of a currency that is not the functional currency of either contracting party may require derivative accounting to be applied. Based on the above, US GAAP adjustments were recorded to IFRS to account for the contracts that met the criteria of an embedded derivative under FAS 133. The Company recorded adjustments to IFRS to recognize and re-measure the contracts to fair value, which resulted in an increase to net profit of EUR 579 thousand and EUR 243 thousand for the years ended 31 December 2006 and 2005, respectively. Total equity was increased by EUR 1,642 thousand and EUR 1,063 thousand at 31 December 2006 and 2005, respectively relating to the cumulative effects of recording the embedded derivatives in accordance with US GAAP.

Note (g): Subscriber Acquisition Costs

During 2006 and 2005 the Company capitalized subscriber acquisition costs which are directly related to customer contracts in accordance with IAS 38 – “Intangible Assets”, and amortizes these costs over the life of the contract or expected customer relationship period. Such costs were not capitalized in 2004 under IFRS. The guidance under US GAAP supports the capitalization of such costs and no differences were determined between IFRS and US GAAP relating to the capitalization of subscriber acquisition costs. As 2004 costs were not capitalized under IFRS an adjustment to capitalize these costs under US GAAP was recorded. As a result, equity was increased by EUR 24 thousand and EUR 153 thousand at 31 December 2006 and 2005, respectively. The related amortization of subscriber acquisition costs capitalized under US GAAP in 2004 was charged to the income statement and net profit was decreased by EUR 129 thousand and EUR 571 thousand for the years ended 31 December 2006 and 2005, respectively.

Note (h): Tax Effect of US GAAP Adjustments

The tax effect of US GAAP adjustments represent the temporary differences created as a result of applying US GAAP.

Matel Holdings NV

Notes to the Consolidated Financial Statements

for the years ended 31 December 2006 and 2005

Cash Flow Statement

Under IFRS, the Company prepares and reports financial information on its cash flows under IAS 7 – “Cash Flow Statements”. Since the information is required under IAS 7 is similar to the content and presentation of cash flow information prepared under US GAAP under FASB Statement No. 95 – “Statement of Cash Flows”, no additional information or different presentation is required of cash flow information for the Company.

Recently Issued Accounting Pronouncements

Effective 1 January 2006, we adopted SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which revises SFAS No. 123, Accounting for Stock-Based Compensation.

In May 2005, the Financial Accounting Standards Board (“FASB”), as part of an effort to conform to international accounting standards, issued SFAS No. 154—“Accounting Changes and Error Corrections” (“SFAS 154”), which was effective for us beginning on 1 January 2006. SFAS 154 requires that all voluntary changes in accounting principles be retrospectively applied to prior financial statements as if that principle had always been used, unless it is impracticable to do so. When it is impracticable to calculate the effects on all prior periods, SFAS 154 requires that the new principle be applied to the earliest period practicable. The adoption of SFAS 154 did not have a material effect on our financial position or results of operations.

In June 2006, the FASB issued Interpretation No. 48—“Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning 1 January 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial position or cash flows.

In September 2006, the FASB issued SFAS Statement No. 157—“Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after 15 November 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its consolidated results of operations and financial position or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108—“Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after 15 November 2006 and is required to be adopted by the Company in its fiscal year ending 31 December 2006. The adoption of SAB 108 did not have a material effect on our financial position or results of operations.